Exhibit 10.1

 EXECUTION VERSION

BRIDGE CREDIT AGREEMENT

dated as of

May 27, 2014

between

EXAR CORPORATION,

as the Borrower,

the Lenders party hereto,

and

STIFEL FINANCIAL CORP.,

as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

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(continued)

(continued)

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SCHEDULES

SCHEDULE 2.01	-	Term Commitments
SCHEDULE 3.01	-	Corporate Existence
SCHEDULE 3.02	-	Consents
SCHEDULE 3.03	-	Ownership of Loan Parties and their respective Subsidiaries
SCHEDULE 3.06	-	Litigation
SCHEDULE 3.07	-	Taxes
SCHEDULE 3.11	-	Labor Matters
SCHEDULE 3.12	-	List of Plans
SCHEDULE 3.13	-	Environmental Matters
SCHEDULE 3.14	-	Intellectual Property Matters
SCHEDULE 3.15	-	Real Property
SCHEDULE 3.17	-	Licenses and Permits
SCHEDULE 5.15	-	Post-Closing Undertakings
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.03	-	Investments
SCHEDULE 6.09	-	Transactions with Affiliates
SCHEDULE 9.01	-	Information for Notices

EXHIBITS

EXHIBIT A	-	Assignment and Assumption
EXHIBIT B	-	Borrowing Request
EXHIBIT C	-	Term Note
EXHIBIT D	-	Interest Election Request
EXHIBIT E	-	Prepayment Notice
EXHIBIT F	-	Compliance Certificate
EXHIBIT G-1	-	Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT G-2	-	Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT G-3	-	Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT G-4	-	Tax Compliance Certificate (Foreign Participants That Are Partnerships)

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BRIDGE CREDIT AGREEMENT dated as of May 27, 2014 (this “Agreement”) between EXAR COPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto and STIFEL FINANCIAL CORP. (“Stifel”), as administrative agent and collateral agent (in such capacities, together with its successors and permitted assigns, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement, and subject to the conditions contained herein, a $90,000,000 senior secured first lien bridge loan facility in order to consummate the Acquisition pursuant to the Acquisition Documents; and

WHEREAS, the Lenders are willing to make available to the Borrower such bridge loan facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Business” means the Target and its Subsidiaries.

“Acquisition” means the acquisition of the Acquired Business by the Borrower pursuant to the Merger and the Tender Offer.

“Acquisition Documents” means, collectively, the Merger Agreement, the Tender Agreement and each other document contemplated thereby in connection with the consummation of the Acquisition.

“Adjusted Eurodollar Rate” means, as to any Eurodollar Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period divided by (b) one minus the Eurodollar Reserve Percentage. Notwithstanding anything herein to the contrary, the Adjusted Eurodollar Rate shall not be less than 1.50% per annum at any time.

“Administrative Agent” has the meaning specified in the preamble of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent and the Arranger, together with their respective Related Parties.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time.

“Applicable Rate” means, (a) for the first 90 days after the Initial Funding Date, with respect to Term Loans that are (i) Base Rate Term Loans, 7.50% per annum and (ii) Eurodollar Rate Term Loans, 8.50% per annum and (b) thereafter, with respect to Term Loans that are (i) Base Rate Term Loans, 8.50% per annum and (ii) Eurodollar Rate Term Loans, 9.50% per annum.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means Stifel in its capacity as sole lead arranger, sole bookrunner and sole syndication agent.

“Asset Sale” means the sale or other disposition (including any casualty or condemnation) of any assets (other than (i) the sale or other disposition of inventory or other assets in the ordinary course of business, (ii) intercompany transactions among the Borrower and the Subsidiary Guarantors, (iii) any Sale and Leaseback Transaction with respect to the real property located at 48720 and 48760 Kato Road in Fremont, California and (iv) sales or other dispositions of assets the Net Cash Proceeds of which do not exceed $1,000,000 in the aggregate), by the Borrower or any Subsidiary.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of each of (i) the Acquired Business for the Fiscal Quarter ended March 31, 2014 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and (ii) the Borrower and its Subsidiaries for the Fiscal Year ended March 31, 2013, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted Eurodollar Rate for a one-month term in effect on such day (taking into account any floor under the definition of “Adjusted Eurodollar Rate”) plus 1.00% and (d) 2.50% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Term Loans comprising such Borrowing.

“Base Rate Term Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Owner” means, as to any U.S. Federal Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.02.

“Borrowing” means a borrowing of Term Loans on any Funding Date.

“Borrowing Request” means a request for a Borrowing, which, when in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided, that when used in connection with a Eurodollar Rate Term Loan, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all capital expenditures by such Person and its Subsidiaries as determined in accordance with GAAP.

“Capitalized Lease” means all leases that have been or are required to, in accordance with GAAP, be recorded as capitalized leases. For the avoidance of doubt, “Capitalized Leases” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Initial Funding Date (“Operating Lease Obligations”).

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $250,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days and (f) securities, government obligations, deposits, money market funds or other investments similar in nature to the foregoing that are customarily viewed as cash equivalents in the Republic of China.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official interpretation of any law, treaty, regulation or rule by any Governmental Authority (including a court)) related to United States income taxation.

“Change of Control” means the occurrence of any of the following:

(a) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)     during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Commitment Letter” means that certain Commitment Letter, dated as of April 26, 2014 (as amended, supplemented or otherwise modified from time to time) by Stifel and the Borrower.

“Commitment Termination Date” means the earliest to occur of: (a) the date that is 200 days following the Tender Effective Date, (b) the date of the consummation of the Merger and (c) the date on which the Term Commitments shall terminate in accordance with the provisions of this Agreement.

“Company Call Options” means one or more call options (which may, but need not, be capped, net-share settled or cash settled), purchased from one or more Counterparties by the Borrower in connection with the issuance of any Convertible Notes, to purchase up to the notional number of shares of the Borrower’s common stock equal to the number of shares underlying the Convertible Notes at the exercise price initially equal to the initial conversion price of the Convertible Notes.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract of any Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Controlled Securities Acunt” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Convertible Notes” means any Indebtedness of the Borrower that is convertible into or exchangeable for Equity Interests of the Borrower.

“Convertible Notes Agreement” means collectively, each indenture, agreement, document or instrument evidencing or governing any Convertible Notes.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 5.13 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares or units of each class of Equity Interests of such Person authorized, the number outstanding and the number and percentage of such outstanding shares or units for each such class owned, directly or indirectly, by any Loan Party or any Affiliate of any Loan Party or any Subsidiary of any of them.

“Counterparties” means, collectively, one or more leading commercial or investment banks (or, with respect to any of the foregoing, an Affiliate thereof) and their respective successors and assigns.

“Counterparty Warrants” means net-share settled warrants, sold by the Borrower to one or more Counterparties on any day(s) on which the Company Call Options are purchased by the Borrower from such Counterparty, to purchase up to initially the number of shares of common stock of the Borrower equal to the notional number of shares underlying such Company Call Options.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)     Liens (i) with respect to the payment of taxes, assessments or other governmental charges or levies or (ii) of suppliers, laboratories, production houses, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b)     pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or securing liability to insurance carriers under insurance or self-insurance arrangements, other than any Lien imposed by ERISA;

(c)     Liens securing attachments, judgments or awards for the payment of money not constituting an Event of Default under Section 7.01(g) and pledges or cash deposits made in lieu of, or to secure the performance of, attachments, judgments or awards or appeal bonds in respect of such attachments, judgments awards and proceedings, in each case, with respect to judgments or proceedings (i) that are being contested in good faith by appropriate proceedings diligently conducted and (ii) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(d)     easements, rights-of-way, restrictions and other similar encumbrances and title defects or irregularities affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of such real property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e)     Liens of landlords and mortgagees of landlords arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business on fixtures and movable tangible property located on the real property leased or subleased from such landlord for amounts (i) not yet past due or (ii) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(f)     the title and interest of a lessor or sublessor (including under precautionary UCC filings) in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(g)     Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts;

(h)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)     Liens to secure statutory obligations or surety, appeal, performance or other similar bonds, in each case incurred in the ordinary course of business;

(j)     (x) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature, in each case incurred in the ordinary course of business and (y) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (x) above;

(k)     (i) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to any Group Member or (ii) obligations in respect of letters of credit or bank guarantees that have been posted by any Group Member to support the payments of the items set forth in clauses (b) and (k)(i);

(l)     (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business (including with respect to intellectual property and software) which do not (A) interfere in any material respect with the business of the Group Members as conducted and as planned to be conducted, or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Group Member or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(m)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Group Member in the ordinary course of business permitted by this Agreement;

(n)     Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Group Members to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group Members or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of any Group Member in the ordinary course of business;

(o)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(p)      Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums.

“Debt Issuance” means any sale or issuance of debt securities (including, without limitation, any Convertible Notes) or any incurrence of Indebtedness for borrowed money, in each case, by the Borrower or any Subsidiary, including in each case, without limitation, any Specified Prepayment Debt, other than (i) any trade or customer related financing in the ordinary course of business, (ii) ordinary course purchase money and equipment financings permitted under this Agreement, (iii) ordinary course Capitalized Leases in an aggregate amount not to exceed $5,000,000 and (iv) intercompany Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to principal, the applicable interest rate plus 2.00% per annum (provided, that with respect to a Eurodollar Rate Term Loan, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Eurodollar Rate Term Loans may not be converted to, or continued as, Eurodollar Rate Term Loans, pursuant thereto) and (b) with respect to any other amount, the interest rate applicable to Base Rate Term Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender (excluding Stifel and any Affiliate thereof, so long as Stifel or any Affiliate thereof is the Administrative Agent (other than with respect to Section 2.23(a)(iii)) that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provide for the scheduled payment of dividends required to be paid in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date. Notwithstanding the preceding sentence, if such Equity Interests are issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Borrower or its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic CFC Holdco Subsidiary” means a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Equity Interests of (and/or receivables or other amounts due from) one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is a Domestic Person.

“Eligible Assignee” means any Person that is (a) a Lender, an Affiliate of a Lender, or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business; provided, that in no event shall “Eligible Assignee” include (i) the Borrower or any of its Affiliates or Subsidiaries, (ii) a natural person or (iii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iii).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance of any equity securities or equity-linked securities of the Borrower or any Subsidiary to any Person, other than pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor statute.

“ERISA Affiliate” means any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Title IV Plan, (b) the incurrence by any ERISA Affiliate of liability with respect to the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the incurrence by any ERISA Affiliate of liability with respect to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the receipt by any ERISA Affiliate of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to satisfy the statutory minimum funding standard applicable to any Title IV Plan or Multiemployer Plan (or any waiver of such standard), (h) the imposition of a lien under the Code or ERISA on any Property of any ERISA Affiliate, (i) the failure of a Benefit Plan covered by Title IV of ERISA or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, and (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.

“Eurodollar Rate” means:

(a)     for any Interest Period as to any Eurodollar Rate Term Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Stifel for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Stifel, in its capacity as a Lender (or, if it is not a Lender of such Term Loan, in such amount determined by the Administrative Agent) for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; and

(b)     when used with respect to clause (c) of the definition of “Base Rate” only, as of any date of determination, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the LIBO Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Stifel Bank & Trust for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Base Rate Term Loan of Stifel Bank & Trust, in its capacity as a Lender (or, if it is not a Lender of such Term Loan, in such amount determined by the Administrative Agent) for which such rate is then being determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such date for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date; provided, that if such date is not a Business Day, the rate under this clause (b) for such date shall be the rate determined in accordance with this clause (b) for the immediately preceding Business Day.

“Eurodollar Rate Borrowing” means, as to any Borrowing, the Eurodollar Rate Term Loans comprising such Borrowing.

“Eurodollar Rate Term Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Term Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means (i) any Foreign Subsidiary of the Borrower (other than the Merger Subsidiary), (ii) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Borrower and (iii) any Domestic CFC Holdco Subsidiary; provided, that no such Subsidiary shall be an “Excluded Subsidiary” if, such Subsidiary has entered into any Guarantee with respect to which, such Subsidiary has granted a security interest in any of its Property to secure, or more than 65% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Income Taxes imposed as a result of (i) such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document, (b) U.S. Federal Taxes imposed on or with respect to a Recipient pursuant to a Law in effect on the date on which (i) such Recipient acquires its applicable ownership interest in a Term Loan or Term Commitment, other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.22(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such U.S. Federal Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in a Term Loan or Term Commitment or to such Recipient immediately before it changed its lending office, (c) U.S. Federal Taxes imposed on or with respect to a Recipient that did not arise solely as a result of a Change in Tax Law occurring after the date on which such Recipient acquired its applicable ownership interest in a Term Loan or Term Commitment, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any applicable intergovernmental agreement entered into in respect of such Sections and any current or future regulations or official interpretations of such Sections and agreement.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Fee Letter, dated as of April 26, 2014 (as amended, supplemented or otherwise modified from time to time) by Stifel and the Borrower.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other Person having similar responsibilities).

“Financial Statement” means each financial statement delivered pursuant to Section 4.01(k) or 5.01.

“First-Tier Excluded Subsidiary” means any Excluded Subsidiary that is owned directly by (a) the Borrower or (b) a Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Term Loans and any prior Liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means each date that any Term Loans are funded by the Lenders upon satisfaction of the conditions set forth in Section 4.01 or Section 4.02, as applicable.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof; provided, that when used in reference to the Audited Financial Statements of the Acquired Business, GAAP shall mean Taiwanese international financial reporting standards as in effect as of the date of determination thereof.

“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member” means, collectively, the Borrower, the other Loan Parties, and each of their respective Subsidiaries; provided, however, that, prior to the consummation of the Merger, in no event shall “Group Member” include the Target or any Subsidiary of Target.

“Group Members’ Accountants” means PricewaterhouseCoopers LLP or other nationally recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Obligations” means, with respect to any Loan Party, all obligations and liabilities of such Loan Party which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, with respect to the Secured Obligations under Section 2 thereof) or any other Security Document to which such Loan Party is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Administrative Agent or to the other Secured Parties that are required to be paid by such Loan Party pursuant to the terms of the Guarantee and Collateral Agreement or any other Security Document).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), by and among the Administrative Agent, the Borrower and the Subsidiary Guarantors from time to time party thereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Income Taxes” means Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes imposed in lieu of net income taxes or branch profits Taxes.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)     net obligations of such Person under any Hedging Agreement;

(d)     all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     all Attributable Indebtedness;

(h)     all obligations of such Person in respect of Disqualified Equity Interests; and

(i)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the Property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business or (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Funding Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Instrument” has the meaning given to such term in the UCC.

“Intellectual Property” means all worldwide rights, title and interests in or relating to intellectual property and other similar proprietary rights, including any intellectual property arising under any Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which, when in writing, shall be substantially in the form of Exhibit D (or such other form as the Administrative Agent may approve).

“Interest Payment Date” means (a) as to any Base Rate Term Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Eurodollar Rate Term Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to any Eurodollar Rate Term Loan or Borrowing, the period commencing on the date of such Term Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Term Loan or Borrowing initially shall be the date on which such Term Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Loan or Borrowing.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to internet domain names.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Property or business of another Person or Property constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IP Ancillary Rights” means, with respect to any other intellectual property and other similar proprietary rights, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, and all other intellectual property rights, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IP Security Agreements” means the Patent Security Agreements and the Trademark Security Agreements, each dated as of the date hereof, by the Borrower and Cadeka Microcircuits, LLC in favor of the Administrative Agent.

“IRS” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law) treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any lender from time to time that holds a Term Loan or Term Commitment.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, the Term Notes and each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations.

“Loan Party” means the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Group Members taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Documents.

“Maturity Date” means the earliest of (a) the date thirty days after consummation of the Merger, (b) if the Merger shall not have occurred, the date that is 210 days following the Tender Effective Date and (c) the date on which the Term Loans are declared or become due and payable pursuant to the terms hereof.

“Merger” means the merger of Merger Subsidiary into the Target pursuant to the terms of the Merger Agreement.

“Merger Agreement” means that certain Merger Agreement, dated as of April 26, 2014, including all annexes, exhibits and schedules thereto (in each case, as amended, supplemented or otherwise modified from time to time not in violation of this Agreement) by Merger Subsidiary and Target.

“Merger Agreement Representations” means the representations made by or with respect to the Acquired Business or the Borrower in the Merger Agreement as are material to the interests of the Lenders and the Arranger (but only to the extent that Borrower or its Affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close) under the Merger Agreement as a result of a failure of such representations in the Merger Agreement to be true and correct).

“Merger Subsidiary” means Image Sub Limited, a Cayman Islands exempted company.

“Merger Subsidiary Shares Pledge Agreement” means that certain Equitable Share Mortgage in Respect of Shares of Image Sub Limited, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over a fee interest in real property in favor of the Administrative Agent as security for the Secured Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of fee owned real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens and such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program

“Net Cash Proceeds” means: (a) with respect to an Asset Sale, the excess, if any, of (i) the cash or Cash Equivalents received (including cash proceeds of non-cash proceeds received by way of deferred payment, but only as and when received) in connection therewith over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the reasonable expenses incurred by the Borrower or any Subsidiary in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction (including taxes resulting from the repatriation of such cash proceeds from a Foreign Subsidiary), (D) the amount of reserves established by the Borrower or any Subsidiary in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds, and (E) any cash proceeds arising from an Asset Sale or other disposition by a Foreign Subsidiary to the extent that repatriation thereof would be unlawful, as reasonably determined by the Borrower and (b) with respect to any Debt Issuance or Equity Issuance, the excess, if any, of (i) cash received by the Borrower or any Subsidiary in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any Subsidiary in connection with such issuance.

“Non-Consenting Lender” means any Lender that does not approve any amendment, waiver or consent that (a) requires the approval of all affected Lenders or all Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means a Lender thereunder that is not a Defaulting Lender.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” has the meaning assigned to such term in Section 3.18(b).

“Operating Lease Obligations” has the meaning assigned to such term in the definition of Capitalized Lease.

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to letters patent and applications therefor.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Permitted Business Activities” means the business, operations or other activities carried on by the Group Members (whether directly, through a joint venture or otherwise) at the date hereof (after giving pro forma effect to the Acquisition) and any business or other activities conducted by the Group Members that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Permitted Indebtedness” means any Indebtedness permitted by Section 6.01.

“Permitted Investment” means any Investment permitted by Section 6.03.

“Permitted Lien” means any (a) Customary Permitted Lien and (b) other Liens on or with respect to the Property of any Loan Party that is not prohibited by Section 6.02 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing, modification or extension of Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Indebtedness outstanding at the time of such refinancing or extension, except by an amount equal to any interest capitalized in connection with, any premium or other amount paid and fees and expenses reasonably incurred, in connection with such refinancing, modification or renewal and by an amount equal to any existing commitments utilized thereunder, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any Property or any Lien other than those securing such Indebtedness and (e) is otherwise on terms (other than terms that apply after the Maturity Date or terms in respect of interest rates (including original issue discount and upfront fees and prepayment and redemption terms), prepayment premiums or other pricing terms, which shall be on generally prevailing market terms) materially no less favorable to the Loan Parties, taken as a whole, than those of such Indebtedness and (ii) the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of any such Indebtedness incurred pursuant to this clause (e), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (e); provided, that, notwithstanding the foregoing, (x) the terms of such Indebtedness may be modified as part of such Permitted Refinancing if such modification is not prohibited pursuant to Section 6.11 and (y) no Guarantee for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guarantees with respect to such Indebtedness existed and constituted Indebtedness prior to such refinancing or extension.

“Permitted Tax Distributions” means, direct or indirect, cash distributions and/or loans from (i) a Loan Party to another Loan Party or (ii) a Group Member to another Group Member that is its direct or indirect parent, in each case, in respect of any taxable year to permit such other Loan Party or such parent, as the case may be, to pay its estimated and final federal, state, foreign and local income tax liabilities which are attributable to the taxable income of the first Loan Party or Group Member, as the case may be, for such taxable year with respect to any consolidated, combined, affiliated or similar group. If in any year a Loan Party or a Group Member that is a direct indirect parent of another Group Member is required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of another Loan Party or such subsidiary Group Member, respectively, determined in accordance with the prior sentence (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of a Loan Party or Group Member, as applicable), the amount of Permitted Tax Distributions which may be paid or loaned in such year shall be increased by the amount of such additional taxes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 5.02.

“Prepayment Notice” means a notice by the Borrower to prepay Term Loans, which, when in writing, shall be substantially in the form of Exhibit E (or such other form as the Administrative Agent may approve).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Wall Street Journal. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests, and Intellectual Property.

“Public Lender” has the meaning assigned to such term in Section 5.02.

“Public Lender Information” has the meaning assigned to such term in Section 5.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property” has the meaning assigned to such term in Section 3.13, for the purposes of Sections 3.13, 5.03(c), 5.11, 6.15 and 9.03(b) only.

“Recipient” means (a) the Administrative Agent and (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. federal tax purposes, a Person treated as a beneficial owner thereof for U.S. federal tax purposes).

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Documents” means, collectively, (i) the Acquisition Documents and (ii) each other document executed with respect thereto or any Related Transaction.

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transactions” means, collectively, (i) Merger, (ii) the Tender Offer, (iii) the Acquisition and (iv) the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the indoor or outdoor environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” shall mean, as of any date of determination, Lenders holding, in the aggregate, more than 50% of the sum of (a) the aggregate principal amount of all Term Loans outstanding at such time and (b) the aggregate principal amount of all unfunded Term Commitments outstanding at such time. Any Term Loans and the portion of the unused Term Commitment held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Responsible Officer” means (a) the chief executive officer, president or chief financial officer (or any other officer having responsibilities substantially similar to the foregoing officers) of the Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any director (in the case of a Loan Party organized under the laws of the Cayman Islands), vice president, secretary or assistant secretary of the applicable Loan Party and (c) solely for purposes of Borrowing Requests, prepayment notices, any other officer or employee of the Borrower so designated from time to time by one of the foregoing officers in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance reasonably satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption (including share repurchases), retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any Property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such Property or any obligations of such obligor under such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means collectively, the (i) Obligations and (ii) the Guarantor Obligations.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Secured Obligation of any Loan Party.

“Security Documents” means the Guarantee and Collateral Agreement, the Target Shares Pledge Agreement, the Merger Subsidiary Shares Pledge Agreement, the IP Security Agreements, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Secured Obligations.

“Sell” means, with respect to any Property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable; provided, that the issuance of Equity Interests shall not by itself constitute a Sale. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Side Letter” means that certain Side Letter, dated as of April 26, 2014 (as amended, supplemented or otherwise modified from time to time) by and among Stifel, Nicolaus & Co. Incorporated and the Borrower.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of all assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be the amount of such liability required by GAAP to be recorded on the balance sheet of the relevant Person.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Prepayment Debt” means any Indebtedness of the Borrower or any of its Subsidiaries, which may be loans or notes or other form of financing all of the Net Cash Proceeds of which are applied substantially concurrently with the receipt thereof to repay, prepay, refinance or otherwise terminate Term Loans; provided that (i) such Indebtedness is unsecured, (ii) such Indebtedness shall not have a borrower or issuer, as the case may be, or guarantor that is not the Borrower or a Subsidiary Guarantor, (iii) no Default or Event of Default shall have occurred and be continuing or result from such incurrence or issuance, (iv) such Indebtedness shall have prepayment premiums, terms and conditions applicable thereto that are no more favorable to the lenders or holders thereunder than the comparable provisions under this Agreement regarding the Term Loans (as determined by the Borrower in good faith), (v) the maturity date applicable to such Indebtedness shall be no earlier than the Maturity Date at the time such Indebtedness is incurred or issued and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Term Loans at the time such Indebtedness is incurred or issued, (vi) the definitive documentation governing such Indebtedness shall have pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedules as determined by the issuer thereof and the underwriters, purchasers, note holders or lenders, as applicable, thereof, subject to the foregoing clauses (i) through (v), (vii) the covenants (including any financial covenants), events of default and guarantees of such Indebtedness, if not consistent with the corresponding terms of the Term Loans, shall not be materially more restrictive to the Borrower and its Subsidiaries than the terms applicable to the Term Loans unless (x) the Lenders also receive the benefit of such more restrictive terms or (y) such more restrictive terms are applicable only after the Maturity Date of the Indebtedness being so repaid, prepaid, refinanced or terminated, and (viii) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so repaid, prepaid, refinanced or terminated except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other amounts paid, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder.

“Specified Representations” means the representations and warranties made by and with respect to the Borrower and the Subsidiary Guarantors in Sections 3.01, 3.02(a), 3.04, 3.10, 3.18 and, subject to the last paragraph of Section 4.1, Section 4.9 of the Guarantee and Collateral Agreement and Section 2.1(u) of the Merger Subsidiary Shares Pledge Agreement.

“Specified Target Cash” means unrestricted cash and Cash Equivalents of the Acquired Business in an amount not less than $130,000,000.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Wholly Owned Subsidiary of the Borrower that is a “Guarantor” under the Guarantee and Collateral Agreement; provided that no Excluded Subsidiary shall be a Subsidiary Guarantor.

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). For the avoidance of doubt, Operating Lease Obligations shall not constitute Synthetic Lease Obligations.

“Taiwanese Custodian Agreement” means the Tri-Party Agreement (Custodian), dated as of the date hereof, among the Merger Subsidiary, the Administrative Agent and Yuanta Commercial Bank Co., Ltd.

“Target Shares Pledge Agreement” means that certain Equitable Share Mortgage in Respect of Shares of Integrated Memory Logic Limited, between the Merger Subsidiary and Stifel.

“Target” means Integrated Memory Logic Limited, a Cayman Islands exempted company.

“Target Material Adverse Effect” means any change, effect, event, occurrence or state of facts (“Effect”) that, taken alone or together with any other related or unrelated Effects (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise) or results of operations of Target and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect: (a) any adverse Effect relating to general market, economic or political conditions in the United States, in any country in which the Target or any of its Subsidiaries conducts business; (b) any adverse Effect relating to the industry in which the Target operates in general and not disproportionately affecting the Target and its Subsidiaries, taken as a whole; (c) any adverse Effect resulting from, arising out of or related to the announcement of the execution of the Merger Agreement or the pendency of the Offer or the Merger; (d) any adverse Effect resulting from any actions taken by Target or its Subsidiaries that are expressly requested by Merger Subsidiary; (e) any adverse Effect resulting from acts of war, terrorism or natural disasters to the extent not disproportionately affecting the Target and its Subsidiaries relative to other industry participants; (f) any adverse Effect resulting from (1) any action or inaction by the Target taken or omitted to be taken with Merger Subsidiary’s prior written consent or at Merger Subsidiary’s prior written request, or (2) compliance by the Target with the terms of, or the taking of any action contemplated or that is required by, the Merger Agreement; (g) any adverse Effect resulting from any change in applicable Law; (h) any adverse Effect resulting directly from Merger Subsidiary’s actions or inactions with respect to the Merger Agreement or any other Transaction Document or any other agreement, contract or course of dealing with or between Merger Subsidiary and the Target; (i) any decline in the Target’s share price or trading volume (it being understood that the Effect giving rise to such decline may be taken into account in determining whether there is, or would reasonably be expected to be, a Target Material Adverse Effect) or (j) any adverse Effect resulting from any failure to take any action (or to refrain from any action) for which the Target requested Merger Subsidiary’s prior written consent pursuant to Section 5.01 of the Merger Agreement and to which Merger Subsidiary shall not have consented, or (ii) prevents or materially impedes or materially delays the ability of the Target to consummate the Offer, the Merger and the other Contemplated Transactions. Capitalized terms used in the definition of “Target Material Adverse Effect” shall have the meanings given to such terms in the Merger Agreement (as in effect on April 26, 2014).

“Target Shares” means the outstanding ordinary shares of Target.

“Tax Affiliate” means (a) the Group Members and (b) any Affiliate of the Borrower with which a Group Member files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 3.07.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Effective Date” means the first date on which all conditions precedent to the Tender Offer have been satisfied and the Tender Offer has been consummated in accordance with the Acquisition Documents.

“Tender Agreement” means the Tender Agreement, dated as of April 26, 2014, including all annexes, exhibits and schedules thereto (in each case, as amended, supplemented or otherwise modified from time to time not in violation of this Agreement) by Merger Subsidiary and certain shareholders of the Target.

“Tender Offer” means the tender offer for all of the Target Shares by Merger Subsidiary pursuant to the Tender Agreement.

“Term Commitment” means, as to any Lender, the commitment of such Lender, if any, to make Term Loans hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof. The aggregate Term Commitments shall be $90,000,000 on the Initial Funding Date.

“Term Loan” means a loan made by a Lender pursuant to the Term Commitments pursuant to Section 2.01.

“Termination Value” means, as to any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Note” means a promissory note of the Borrower evidencing a Term Loan made or held by a Lender, substantially in the form of Exhibit C.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Date” has the meaning assigned to such term in Section 9.04(b)(i).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law, including common law, in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Unaudited Historical Financial Statements” means the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for fiscal quarter ended December 31, 2013.

“United States” and “U.S.” mean the United States of America.

“U.S. Federal Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f).

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the outstanding Equity Interests of which are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person; provided, that in determining the percentage of ownership interest of any Person owned by another Person, (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law shall be disregarded in the determination of whether any Subsidiary is a Wholly Owned Subsidiary.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.02). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value.”

ARTICLE II

TERM COMMITMENTS

SECTION 2.01 Term Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Term Loans to the Borrower on or before the Commitment Termination Date in a principal amount not to exceed its Term Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed. Term Loans may be Base Rate Term Loans or Eurodollar Rate Term Loans, as further provided herein. To the extent not utilized, the Term Commitments shall automatically terminate at 2:00 p.m. (New York City time) on the Commitment Termination Date and each Lender shall have no further obligation to make Term Loans. There shall be no more than three Funding Dates.

SECTION 2.02 Term Loans and Borrowing.

(a)     Borrowings. Each Borrowing of Term Loans shall be made ratably in accordance with the respective Term Commitments of the Lenders on the applicable Funding Date.

(b)     Type of Term Loans. Subject to Section 2.20, each Borrowing shall be comprised entirely of Base Rate Term Loans or Eurodollar Rate Term Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Term Loan in accordance with the terms of this Agreement; provided, further, that any such branch or Affiliate shall be treated, for all purposes of this Agreement, in the same manner as the Lender (in the case of a branch), or in the same manner as an Eligible Assignee pursuant to Section 9.04(b) (in the case of an Affiliate), in respect of its making such Eurodollar Rate Term Loan (and, in each case, shall be entitled to all indemnities and similar provisions, and shall be subject to the limitations and requirements of such indemnities and similar provisions).

(c)     Minimum Amounts. Each Borrowing shall be in a minimum aggregate principal amount of at least $1,000,000 or a larger multiple of $100,000. Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Term Loans, there shall not be more than five (5) different Interest Periods in effect at any time.

SECTION 2.03 Borrowing Requests.

(a)     Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) in the case of a Eurodollar Rate Borrowing, three (3) Business Days prior to the date of the requested Borrowing or (ii) in the case of a Base Rate Borrowing, one (1) Business Day prior to the date of the requested Borrowing; provided that with respect to the Borrowing on the Initial Funding Date, the Borrowing Request shall be given on or prior to the Initial Funding Date.

(b)     Content of Borrowing Requests. Each Borrowing Request pursuant to this Section shall specify the following information in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; (iv) in the case of a Eurodollar Rate Borrowing, the Interest Period therefor; and (v) the location and number of the Borrower’s account to which funds are to be disbursed.

(c)     Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

(d)     Failure to Elect. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings by Lenders. Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York City time) on the proposed date thereof. The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request.

SECTION 2.07 Interest Elections.

(a)     Elections by Borrower for Borrowings. The Term Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b)     Notice of Elections. Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)     Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election.

(d)     Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(e)     Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Rate Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

SECTION 2.08 Optional Prepayments. (k) The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay the Term Loans in whole or in part without premium or penalty, subject to the requirements of this Section.

(a)     Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (i) in the case of prepayment of Eurodollar Rate Terms Loan, not later than 11:00 a.m. (New York City time) three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Term Loans, not later than 11:00 a.m. (New York City time) one (1) Business Day before the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of the Term Loans or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a repayment of Term Loans, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable; provided, that the Borrower may revoke a Prepayment Notice if such Prepayment Notice is in connection with a refinancing of the Term Loans and such refinancing is not consummated on the scheduled date of prepayment.

(b)     Amounts; Application. Each partial prepayment of Term Loans shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of outstanding Term Loans pursuant to this Section shall be applied to the principal balance thereof. Each prepayment of Term Loans shall be applied ratably to the outstanding Term Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12, together with any additional amounts required pursuant to Section 2.17.

SECTION 2.09 Mandatory Prepayments.

(a)     Promptly, and in any event, within two (2) Business Days after receipt thereof, the Borrower shall repay the Loans in the amount of any Specified Target Cash actually received by the Borrower.

(b)     In the event that the Borrower or any Subsidiary receives any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three (3) Business Days following the receipt by the Borrower or a Subsidiary of such Net Cash Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower or a Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(c)     Any payments made to the Administrative Agent pursuant to this Section 2.09 shall be applied to the Obligations in accordance with Section 2.15(f).

SECTION 2.10 Termination or Reduction of Term Commitments. The Borrower may, upon notice to the Administrative Agent, terminate or reduce the unused portion of the Term Commitments; provided, that (a) each such notice shall be in writing and, unless waived by the Administrative Agent, must be received by the Administrative Agent at least three (3) Business Days prior to the effective date of such termination or reduction, and shall be irrevocable and (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or a larger multiple of $500,000. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term Commitments, pursuant to this Section. Upon any reduction of unused Term Commitments, the Term Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

SECTION 2.11 Repayment of Term Loans. Any outstanding Term Loans shall be paid in full on the Maturity Date.

SECTION 2.12 Interest.

(a)     Interest Rates. Subject to paragraph (b) of this Section, (i) each Base Rate Term Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Term Loans and (ii) each Eurodollar Rate Term Loan shall bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period therefor plus the Applicable Rate for Eurodollar Rate Term Loans; provided, that interest shall begin accruing on the applicable Funding Date.

(b)     Default Interest. If any amount payable by the Borrower under this Agreement or any other Loan Document (including principal of any Term Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate.

(c)     Payment Dates. Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)     Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent pursuant to the terms of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Fees.

(a)     Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for its own account the agency fee set forth in the Fee Letter.

(b)     Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.14 Evidence of Debt. (a) Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure by any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)     Term Notes. Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes of the Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form specified herein (or any other form approved by the Administrative Agent), which shall evidence such Lender’s Term Loans in addition to such records.

SECTION 2.15 Payments Generally; Several Obligations of Lenders. (a) Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that if such next succeeding Business Day would fall after the Maturity Date to which such payment relates, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)     Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c)     Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent immediately on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)     Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.16 or 8.06, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e)     Several Obligations of Lenders. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 8.06 are several and not joint.

(f)     Application of Mandatory Prepayments. Subject to the provisions of Section 7.02, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.09 shall be applied first, to pay any Obligations then due and payable and second, to the remaining principal balance of the Term Loans on a pro rata basis.

SECTION 2.16 Sharing of Payments. If any Lender shall obtain on account of the principal of or interest on any of its Term Loans any payment (whether voluntary, involuntary or through the exercise of any right of setoff or otherwise) in excess of its ratable share thereof (or other share contemplated hereunder), then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders participations in such Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, ratably with each of such other Lenders; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for any assignment or participation pursuant to Section 9.04. The Borrower consents to the foregoing and agrees that any Lender acquiring a participation pursuant to this Section (and otherwise in accordance with this Agreement) may, to the fullest extent permitted by applicable Law, exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive absent manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section (and otherwise in accordance with this Agreement) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.17 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly (but in any event within ten (10) days) after such demand compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Term Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Eurodollar Rate Term Loan on the date or in the amount notified by the Borrower; or (c) any assignment of such Lender’s Eurodollar Rate Term Loans pursuant to Section 2.22(b) on a day other than the last day of the Interest Period therefor, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained; provided, that for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Rate Term Loan made by it at the Eurodollar Rate (excluding the impact of the last sentence of the “Adjusted Eurodollar Rate” definition) for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Term Loan was in fact so funded. Without limiting the foregoing, in connection with each request for compensation by any Lender the Borrower shall also pay such Lender with respect to each affected Eurodollar Rate Term Loan customary administrative fees requested by such Lender.

SECTION 2.18 Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Indemnification by Borrower. The Loan Parties shall jointly and severally indemnify each Recipient (and, with respect to U.S. Federal Taxes, if such Recipient is not the Beneficial Owner, the Beneficial Owner) within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or Beneficial Owner and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Any indemnification claim by a Beneficial Owner that is not a Recipient shall be asserted by the applicable Recipient on behalf of such Beneficial Owner.

(d)     Indemnification by the Lenders. Each Lender shall severally indemnify (i) the Administrative Agent, promptly (but in any event within ten (10) days) after demand therefor, for any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) each Loan Party and the Administrative Agent for any Excluded Taxes, in each case attributable to such Lender that are payable or paid by the Administrative Agent or such Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or any Loan Party (as applicable) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or such Loan Party (as applicable) under this paragraph (d). The agreements in this paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)     Status of Lenders. (i) Any Lender that is entitled to an exemption from or a reduction of the withholding rate of Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If the Administrative Agent is not a Lender and it is entitled to an exemption from or a reduction of the withholding rate of Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, upon reasonable request by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent (if not a Lender) shall deliver such other documentation reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Administrative Agent is subject to backup withholding or information reporting requirements.

(i)     Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding; and

(B)     any Non-U.S. Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)     in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,” “other income” or any other applicable article of such tax treaty;

(II)     in the case of a Non-U.S. Lender claiming an exemption from U.S. Federal Taxes for income that is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;

(III)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that (A) such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Non-U.S. Lender or are effectively connected but are not includible in the Non-U.S. Lender’s gross income for U.S. Federal Tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed originals of IRS Form W-8BEN; or

(IV)     to the extent that a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), properly completed and duly executed originals of IRS Form W-8IMY, accompanied by a valid Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Form W-9, and/or other valid certification documents from each Beneficial Owner, as applicable; provided, that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more Beneficial Owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such Beneficial Owner.

(C)     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party with respect to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything in this paragraph (g) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.19 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on such Recipient’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase, from the conditions that exist on the date hereof, the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Term Loan or of maintaining its obligation to make any such Term Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender determines that any Change in Law affecting such Lender, any of its applicable lending offices or its holding company regarding capital requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate promptly (but in any event within ten (10) days) after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.20 Inability to Determine Rates. If prior to the commencement of the Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period or that that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Term Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing and (ii) if any Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.21 Illegality. If any Lender determines in good faith that any Change in Law after the Initial Funding Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Term Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Term Loans or to convert Base Rate Term Loans to Eurodollar Rate Term Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Term Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Term Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, at the Borrower’s option if applicable, convert all Eurodollar Rate Term Loans of such Lender to Base Rate Term Loans (the interest rate on which Base Rate Term Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Term Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

SECTION 2.22 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If at any time (i) any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (ii) any Lender requests compensation under Section 2.19 or (iii) any Lender gives a notice pursuant to Section 2.21, then such Lender shall, as applicable, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.21, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If at any time (i) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (ii) any Lender requests compensation under Section 2.19, (iii) any Lender gives a notice pursuant to Section 2.21 or (iv) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender (and such Lender shall be obligated) to assign pursuant to Section 9.04(b) (with the processing and recording fee under Section 9.04(b)(iv) to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees; provided, that:

(A)     neither the Administrative Agent nor any Lender shall have any obligation to find a replacement assignee;

(B)     such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 and Section 2.16) from the applicable assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)     in the case of any such assignment resulting from payments required to be made pursuant to Section 2.18 or a claim for compensation under Section 2.19, such assignment will result in a reduction in such payments or compensation thereafter or, in the case of any such assignment resulting from a notice pursuant to Section 2.21, such assignment will eliminate the need for such notice;

(D)     such assignment does not conflict with applicable Law; and

(E)     in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall be deemed to have consented to the applicable amendment, waiver or consent.

In connection with any such assignment resulting from a Lender becoming a Defaulting Lender or a Non-Consenting Lender, if any such Defaulting Lender or Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 9.04(b) reflecting such assignment within five (5) Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Defaulting Lender or Non-Consenting Lender, then such Defaulting Lender or Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Defaulting Lender or Non-Consenting Lender, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender under clause (B) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error) and compliance with the other applicable requirements pursuant to Section 9.04(b).

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including any action taken by such Lender pursuant to paragraph (a) of this Section), the circumstances entitling the Borrower to replace such Lender cease to apply.

SECTION 2.23 Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything herein to the contrary, so long as any unfunded Term Commitment is outstanding, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account of the Administrative Agent and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(b)     Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Term Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, on its own behalf and on behalf of each other Group Member, to the Administrative Agent and the Lenders that:

SECTION 3.01 Corporate Existence; Compliance with Law.

Except as set forth on Schedule 3.01, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its Property, to lease any Property it operates under lease and to conduct its business as now conducted, except where the failure to have such power, authority or right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with its Organizational Documents in all material respects, (e) except to the extent addressed by any other representation and warranty in this Article III, is in compliance with all applicable requirements of Law except where the failure to be in compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (f) subject to Section 3.17 hereof, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Loan Documents and Related Documents.

(a)     Power and Authority. The execution, delivery and performance by each Group Member of the Loan Documents and Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Group Member’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Equity Interests), (ii) do not (A) contravene such Group Member’s Organizational Documents, (B) violate any applicable requirement of Law, except where such violation relating to any such performance by a Group Member could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Group Member (including other Related Documents or Loan Documents) other than those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any Property of any Group Member and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 3.02 and that have been, or will be prior to the Initial Funding Date, obtained or made, copies of which have been, or will be prior to the Initial Funding Date, delivered to the Administrative Agent, and each of which on the Initial Funding Date will be in full force and effect and (C) where the failure to obtain such Permits or consents, make such filings or give such notices required with respect to such performance by a Group Member could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by each Group Member party thereto, is the legal, valid and binding obligation of such Group Member and is enforceable against such Group Member in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

(c)     Related Documents. Each representation and warranty of any Group Member in each Related Document is true and correct in all material respects as of the Initial Funding Date and no material default, or event that, with the giving of notice or lapse of time or both, would constitute a material default, has occurred thereunder, except where such default, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.03 Ownership of Group Members.

Set forth on Schedule 3.03 is a complete and accurate list showing, as of the Initial Funding Date, for each Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of its Equity Interests authorized (if applicable), the number outstanding (if applicable) and percentage owned on the Initial Funding Date by each holder of each class of its Equity Interests. Except as set forth on Schedule 3.03, all outstanding Equity Interests of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Borrower, is owned beneficially and of record by a Group Member free and clear of all Liens other than the security interests created by the Loan Documents and Permitted Liens. Except as set forth in the Organizational Documents of the applicable Group Member as of the Initial Funding Date, there are no Contractual Obligations or other understandings to which any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Equity Interest of any Group Member or any such joint venture.

SECTION 3.04 Solvency.

Both before and after giving effect to (a) the Term Loans made or issued on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, taken as a whole, are Solvent.

SECTION 3.05 Financial Statements; No Material Adverse Effect. (a) Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Group Members or the Acquired Business, as applicable, as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The Unaudited Historical Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Group Members as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(b)     No Material Adverse Change. Since March 31, 2014, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Litigation. Except as set forth on Schedule 3.06, there are no pending, or threatened in writing, actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes to which the Borrower or any of its Subsidiaries is a party with, by or before any Governmental Authority, other than those that, if adversely determined, would not reasonably be expected to adversely affect the Obligations, the Loan Documents, the Related Documents, the Related Transactions and the other transactions contemplated therein and could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Taxes.

Except as set forth on Schedule 3.07, all federal and material state, local and foreign income and franchise tax returns and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, complete and correct in all material respects, and all material Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as set forth on Schedule 3.07, as of the Initial Funding Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Except as set forth on Schedule 3.07, as of the Initial Funding Date, no Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

SECTION 3.08 Margin Regulations.

No Group Member is engaged in the business of extending credit for the purpose of, and no proceeds of any Term Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.09 No Defaults.

No Group Member is in default under or with respect to any Contractual Obligations of any Group Member, other than those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Investment Company Act.

No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

SECTION 3.11 Labor Matters.

There are no strikes, work stoppages, slowdowns or lockouts existing, pending or, to the knowledge of the Borrower, threatened against any Group Member, except, for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.11, as of the Initial Funding Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) to the knowledge of Borrower, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member, and (c) to the knowledge of Borrower, no such representative has sought certification or recognition with respect to any employee of any Group Member.

SECTION 3.12 ERISA.

Schedule 3.12 sets forth, as of the Initial Funding Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of Law so qualifies. Except for those that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other requirements of Law, (y) there are no existing or pending or, to the knowledge of Borrower, threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, on the Initial Funding Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

SECTION 3.13 Environmental Matters. Except as set forth on Schedule 3.13, (a) the operations of each Group Member are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all material Permits required by any applicable Environmental Law, other than non-compliances that, individually or in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect, (b) no Group Member is party to and no Group Member is subject to or the subject of, any Contractual Obligation or any pending or threatened in writing order, action, investigation, suit, proceeding, audit, claim, written demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, either individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any real property owned, leased, subleased or operated by any Group Member (as used in this Section, Section 5.03(c), Section 5.11, Section 6.15, and Section 9.03(b) the “Real Property”), except as could not reasonably be expected to have a Material Adverse Effect, (d) no Group Member has caused a Release of Hazardous Materials at, on or from any Real Property and each such Real Property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (e) no Group Member (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in either (i) or (ii), either individually or in the aggregate, would have a reasonable likelihood of resulting in a Material Adverse Effect and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all material documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

SECTION 3.14 Intellectual Property.

Except as set forth in Schedule 3.14, each Group Member owns or has a valid and continuing license to use all Intellectual Property that is necessary for the operations of its businesses as currently conducted free and clear of all Liens (except Permitted Liens), other than where a failure to own or license any Intellectual Property could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property owned by any Group Member that is the subject of a registration or an application for registration have been timely paid, and all necessary documents, certificates and filings in connection with such Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain name registrar(s) for the purpose of maintaining such Intellectual Property in the United States and all registrations and applications therefor, other than where a failure of any of the foregoing could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair in any material respect any Intellectual Property owned by any other Person, other than as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14, (a) to the knowledge of each Group Member, no other Person has contested any right, title or interest of any Group Member in, or relating to, any material Intellectual Property, and no allegations have been made of any infringement, misappropriation or violation by any Group Member, (b) to the knowledge of each Group Member, no Person is infringing, misappropriating or violating any Intellectual Property owned or exclusively licensed to any Group Member, and (c) no Group Member has made or threatened to make any claim relating to the foregoing, other than, in each case, as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority, and, except as set forth on Schedule 3.14 no Group Member has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel, or question the validity of such Group Member’s rights in any Intellectual Property owned or exclusively licensed to such Group Member. Each Group Member has taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Title; Real Property.

(a)     Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns, leases or licenses all personal property, in each case that is purported to be owned, leased or licensed by it, including those reflected on the most recent Financial Statements delivered by the Borrower, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and none of such property is subject to any Lien except Permitted Liens.

(b)     Set forth on Schedule 3.15 is, as of the Initial Funding Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such real property to be subject to a Mortgage pursuant to the terms hereof or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

SECTION 3.16 Full Disclosure.

The written information (other than any projections) prepared or furnished by or on behalf of any Group Member in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished), did not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, that any projections contained therein are prepared in good faith based upon accounting principles consistent with the audited financial statements of the Borrower and upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to the Agent, the Lenders and their respective affiliates.

SECTION 3.17 Licenses and Permits.

(a)     Except as set forth on Schedule 3.17, to the knowledge of the Borrower, each material Permit held by a Group Member was duly and validly issued by the applicable Governmental Authority pursuant to procedures which comply with all material requirements of Law. To the knowledge of the Borrower, there has been no occurrence of any event or the existence of any circumstance which, in the reasonable judgment of the Borrower, is likely to lead to the revocation of any material Permit. Except as set forth on Schedule 3.17, the appropriate Group Member has the right to use all of its material Permits and has obtained, all material Permits required for the operation of the business of the Group Members as presently conducted, except where the failure to have the right to use such material Permits or obtain such material Permits affecting the business or assets of any Group Member could not in the reasonable judgment of the Borrower reasonably be expected to have a Material Adverse Effect. Each material Permit is in full force and effect and does not conflict with the valid rights of others, except where the failure of such Permit to be in full force and effect or such conflict affecting the business or assets of any Group Member could not in the reasonable judgment of the Borrower reasonably be expected to have a Material Adverse Effect.

(b)     Except as set forth on Schedule 3.17, no Group Member is a party to and the Borrower has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or written complaint issued by or before any court or regulatory body, or of any other proceedings which would reasonably be expected to adversely affect the validity of any Permit of any Group Member or give rise to any order of forfeiture except for such investigations, notices, violations, forfeitures or other orders, complaints or proceedings, for which the potential penalty, if found in violation, would not reasonably be expected to have a Material Adverse Effect. No Group Member has received written notice, or has reason to believe, that any Governmental Authority intends to cancel, terminate, modify or amend any material Permit, other than any such notices or intentions affecting the business or assets of any Group Member that could not in the reasonable judgment of the Borrower reasonably be expected to have a Material Adverse Effect. Each Group Member has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it in order to make each material Permit currently outstanding to be in full force and effect pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of such Permits, in each case except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 PATRIOT Act; OFAC. (a) PATRIOT Act. To the extent applicable, each of the Group Members is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)     Sanctioned Persons. None of the Borrower, any Subsidiary nor any director or officer of the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

CONDITIONS

SECTION 4.01 Initial Funding Date. The obligation of each Lender to make Term Loans on the Initial Funding Date is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance reasonably satisfactory to the Administrative Agent):

(a)     Executed Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender whose name appears on the signature pages hereof, (ii) the Guarantee and Collateral Agreement, executed and delivered by the parties thereto, (iii) the Merger Subsidiary Shares Pledge Agreement, (iv) the IP Security Agreements, (v) the Taiwanese Custodian Agreement, executed and delivered by the parties thereto and (vi) a Term Note, executed and delivered by the Borrower, for the account of each Lender requesting the same.

(b)     Security Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that, upon the filing and recording of instruments delivered on the Initial Funding Date in the appropriate filing office (and the payment of all fees associated therewith), the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral to the extent contemplated by the Loan Documents, including, (i) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings, in each case as may be reasonably requested by the Administrative Agent, (ii) such documents duly executed by each Loan Party as the Administrative Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, Intellectual Property security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Guarantee and Collateral Agreement), (iii) all certificates, instruments and other documents representing all Equity Interests (other than certificates with respect to Foreign Subsidiaries whose assets, excluding intercompany assets, on a combined basis do not exceed $5,000,000) being pledged pursuant to the Guarantee and Collateral Agreement and related undated powers or endorsements duly executed in blank, (iv) all Instruments being pledged pursuant to the Guarantee and Collateral Agreement and related undated powers or endorsements duly executed in blank and (v) all Control Agreements, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution with respect to each deposit account or securities account required to be subject to a Control Agreement pursuant to Section 5.14.

(c)     Corporate Documents. The Administrative Agent shall have received a copy of the articles or certificate of incorporation (or equivalent Organizational Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party and such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of such Loan Party.

(d)     Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party certifying (i) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (ii) the by-laws (or equivalent Organizational Document) of such Loan Party as in effect on the date of such certification, (iii) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (iv) that there have been no changes in the certificate of incorporation (or equivalent Organizational Document) of such Loan Party from the certificate of incorporation (or equivalent Organizational Document) delivered pursuant to clause (c) above.

(e)     Opinion of Counsel to Borrower. The Administrative Agent shall have received an opinion of O’Melveny & Myers LLP, counsel to the Group Members, addressed to the Administrative Agent and the Lenders and dated the Initial Funding Date, in form and substance reasonably satisfactory to the Arranger.

(f)     Fees and Expenses. The Borrower shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Arranger, the Administrative Agent and/or the Lenders in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrower on or prior to the Initial Funding Date).

(g)     Concurrent Transactions: (i) All of the conditions precedent to the consummation of the Tender Offer shall have been satisfied in accordance with the documentation for the Tender Offer (which shall, to the extent not consistent with and contemplated by the Tender Agreement, be reasonably satisfactory to the Arranger) and if the Initial Funding Date occurs after the Tender Effective Date, all Target Shares previously tendered in the Tender Offer shall have been accepted by Merger Subsidiary and fully paid for and (ii) no provision of any Acquisition Document shall have been waived, amended, supplemented or otherwise modified in an manner materially adverse to the interests of the Lenders (without the prior written consent of the Arranger).

(h)     KYC Information. Upon the reasonable request of any Lender made at least ten (10) days prior to the Initial Funding Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Initial Funding Date.

(i)     Financial Statements. The Borrower shall have delivered to the Arranger the (i) Audited Financial Statements and (ii) Unaudited Historical Financial Statements.

(j)     Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Initial Funding Date and signed by the Chief Financial Officer of the Borrower, stating that, after giving effect to the funding of Term Loans on the Initial Funding Date, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 5.12, and the payment of all estimated legal, accounting and other fees related hereto and thereto, the Group Members, taken as a whole, are Solvent.

(k)     Consents. Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary (x) in connection with the consummation of the transactions contemplated in any Loan Document or (y) to close the Acquisition.

(l)     Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Initial Funding Date and signed by a Responsible Officer of the Borrower, confirming (i) satisfaction of the conditions set forth in this Section 4.01, (ii) that attached thereto is a complete and correct copy of each Related Document and (iii) the proceeds of the Term Loans will be used in accordance with Section 5.12.

(m)     Litigation. There shall be no pending or threatened in writing actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes to which the Borrower or any of its Subsidiaries, or the Acquired Business or any of its Subsidiaries, is a party with, by or before any Governmental Authority, other than those that would not reasonably be expected to adversely affect the Obligations, the Loan Documents and the other transactions contemplated therein.

(n)     Insurance. The Administrative Agent shall have received insurance certificates in form and substance reasonably satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 5.08 are in full force and effect and have all endorsements required by such Section 5.08.

(o)     Borrowing Notice. The Administrative Agent shall have received a written Borrowing Request in accordance with the requirements hereof.

(p)     Representations and Warranties. The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on its behalf by a Responsible Officer, certifying that (i) each of the representations and warranties of the Borrower and the Subsidiary Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be made, (ii) the Merger Agreement Representations shall be true and correct as required by the terms of the definition thereof and (iii) the Specified Representations shall be true and correct in all material respects; provided, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be deemed to be the same as the definition of Target Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Initial Funding Date (or any date prior thereto).

(q)     No Target Material Adverse Effect. The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on its behalf by a Responsible Officer, certifying that since March 31, 2014, no Target Material Adverse Effect shall have occurred.

(r)     Specified Target Cash. The Administrative Agent shall have received evidence, form and substance reasonably satisfactory to it, that the Acquired Business shall have an amount equal to at least 95% of the Specified Target Cash in its bank accounts.

The Administrative Agent shall notify the Borrower and the Lenders of the Initial Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to extend Term Loans on the Initial Funding Date shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to the execution and delivery of the Guarantee and Security Agreement and the Merger Subsidiary Shares Pledge Agreement and any UCC Filing Collateral (as defined below), to the extent any Lien on any Collateral is not provided and/or perfected on the Initial Funding Date after Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be delivered after the Initial Funding Date (a) in accordance with Section 5.17 or (b) in the case of the Lien granted pursuant to the Target Shares Pledge Agreement, upon removal of the Target Shares from the Taiwan Depository & Cleaning Corporation’s book-entry system following the de-listing of the Target Shares from the Taiwan Stock Exchange; provided that the Borrower shall have delivered all Stock Certificates owned by the Borrower and the Subsidiary Guarantors (other than certificates with respect to Foreign Subsidiaries whose assets, excluding intercompany assets, on a combined basis do not exceed $5,000,000). For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement. “Stock Certificates” means Collateral consisting of certificates representing Equity Interests owned by the Borrower and Subsidiary Guarantors, excluding any Voting Stock of a First-Tier Excluded Subsidiary representing more than 65% of the total Voting Stock of such First-Tier Excluded Subsidiary.

SECTION 4.02 Conditions to Borrowing Term Loans after the Initial Funding Date. The obligation of each Lender to fund any portion of the Term Loans after the Initial Funding Date is subject to the satisfaction (or waiver pursuant to Section 9.02) of the following conditions:

(a)     the Administrative Agent shall have received a written Borrowing Request in accordance with the requirements hereof;

(b)     the amount of the Term Loan specified in the Borrowing Request shall not exceed the unfunded amount of the Term Commitments;

(c)     the requested Borrowing date of the Term Loan shall occur on or prior to the Commitment Termination Date;

(d)     The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on its behalf by a Responsible Officer, certifying that (i) each of the representations and warranties of the Borrower and the Subsidiary Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be made, (ii) the Merger Agreement Representations shall be true and correct as required by the terms of the definition thereof and (iii) the Specified Representations shall be true and correct in all material respects; provided, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Target Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the applicable Funding Date (or any date prior thereto);

(e)     If the applicable Funding Date occurs after the Tender Effective Date, all Target Shares previously tendered in the Tender Offer shall have been accepted by Merger Subsidiary and fully paid for;

(f)     The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on its behalf by a Responsible Officer, certifying that since December 31, 2013, no Target Material Adverse Effect shall have occurred;

(g)     The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on its behalf by a Responsible Officer, certifying that the proceeds of the Term Loans will be used in accordance with Section 5.12;

(h)     the Borrower shall have paid all accrued fees, costs and expenses and legal fees and expenses payable to the Administrative Agent and the Lenders under the Loan Documents;

(i)     with respect to any Term Loans funded substantially concurrently with the closing of the Merger, the Acquisition shall be consummated pursuant to the Acquisition Documents without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders and the Arranger without the prior written consent of the Arranger;

(j)     the Administrative Agent shall have received a certificate, dated the requested Borrowing date and signed by the Chief Financial Officer of the Borrower, stating that, after giving effect to the requested Term Loans and the application of the proceeds thereof in accordance with Section 5.12, the Loan Parties, taken as a whole, are Solvent; and

(k)     The Administrative Agent shall have received evidence, form and substance reasonably satisfactory to it, that the Acquired Business shall have an amount equal to at least 95% of the Specified Target Cash in its bank accounts; provided, that to the extent that any Specified Target Cash has previously been applied to repay the Term Loans, the $123,500,000 requirement shall be reduced on a dollar-for-dollar basis by the amount of such repayment.

The obligations of the Lenders to extend Term Loans on each Funding Date after the Initial Funding Date shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Term Commitments have expired or been terminated and all Obligations shall have been paid in full (other than contingent or indemnification obligations not then asserted or due), the Borrower hereby covenants and agrees, on its own behalf and on behalf of each other Group Member, to the Administrative Agent and the Lenders that:

SECTION 5.01 Financial Statements. The Borrower will furnish to the Administrative Agent:

(a)     as soon as available, and in any event within 120 days after the end of each Fiscal Year (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), the audited Consolidated balance sheet of the Borrower as of the end of such Fiscal Year and related audited Consolidated statements of income or operations, stockholders’ equity and summary cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification (it being agreed that such information may be furnished in the form of a Form 10-K).

(b)     as soon as available, but in any event within (x) 60 days after the end of the Fiscal Quarter ending June 30, 2014 and (y) thereafter, 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (beginning with the Fiscal Quarter ended September 30, 2014), the unaudited Consolidated balance sheets of the Borrower as of the close of such Fiscal Quarter and related unaudited Consolidated statements of income or operations and summary cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) (it being agreed that such information may be furnished in the form of a Form 10-Q).

SECTION 5.02 Certificates; Other Information. The Borrower will deliver to the Administrative Agent:

(a)     together with each delivery of any Financial Statement pursuant to Section 5.01(a) or Section 5.01(b), a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto;

(b)     as part of the Compliance Certificate delivered pursuant to clause (a) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) no changes have occurred with respect to the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (b)) or indicating those changes which have occurred, and (ii) solely at such time as the annual reports are delivered under Section 5.01(a) (or upon the request of the Administrative Agent following an Event of Default), complete and correct copies of all documents modifying any term of any Organizational Document of any Group Member thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate;

(c)     together with each delivery of any Financial Statement for any Fiscal Year pursuant to Section 5.01(a), copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements; and

(d)     promptly following any request therefor, such other information regarding the business, prospects, properties, liabilities (actual or contingent), condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01 or Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower agrees to prepare a version of the information package and presentation consisting exclusively of information and documentation that (a) is publicly available, (b) constitutes information of a type that would be made publicly available if the Borrower was a public reporting company or (c) is not material with respect to the Borrower or its affiliates or any of their respective securities for purposes of United States federal and state securities law (all of such information package and presentation being “Public Lender Information”). The Public Lender Information will be of a type that would be included in any filings made by the Borrower or any of its affiliates with the Securities and Exchange Commission if the Borrower or such affiliates were public reporting companies. Before distribution of any information package and presentation, you agree to identify the portion thereof that may be distributed as Public Lender Information, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Arranger, the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12). All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”. The Arranger and Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 5.03 Notices. (a) The Borrower will promptly notify the Administrative Agent of:

(i)     the occurrence of any Default;

(ii)     any event (including the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any Property of any Group Member) that would reasonably be expected to have a Material Adverse Effect;

(iii)     any event reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.09, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof;

(iv)     the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting the business or assets of any Group Member that, in the reasonable judgment of the Borrower, would reasonably be expected to have a Material Adverse Effect;

(v)     any material change in accounting or financial reporting practices by the      Borrower or any Subsidiary;

(vi)     the acquisition of any material real property or the entering into any material      lease (as lessee); and

(vii)     any matter or development that has had or could reasonably be expected to have      a Material Adverse Effect.

Each notice delivered under clause (i) this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

(b)     The Borrower shall give the Administrative Agent (a) promptly after the occurrence of an ERISA Event, notice of the occurrence of such ERISA Event, including a copy of any notice filed in connection with such ERISA Event and (b) promptly after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(c)     The Borrower shall provide the Administrative Agent written notice of each of the following promptly after any Responsible Officer of any Group Member knows of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in a Material Adverse Effect, (ii) the receipt by any Group Member of notification that any Real Property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities which could reasonably be expected to result in a Material Adverse Effect and (iii) any proposed acquisition or lease of Real Property if such acquisition or lease could reasonably be expected to result in Environmental Liabilities that would result in a Material Adverse Effect.

SECTION 5.04 Preservation of Existence, Etc. Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 6.07, and (b) take all necessary steps to preserve and maintain it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the normal conduct of its business, except, in the case of this clause (b), where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Compliance with Laws, Etc. Each Group Member shall comply with all applicable requirements of Law, Contractual Obligations and Permits, except for such failures to comply that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower shall comply in all material respects with the provisions of the Commitment Letter, the Side Letter and the Fee Letter to the extent that any provisions thereof survive execution of this Agreement.

SECTION 5.06 Payment of Obligations.

Each Group Member shall pay or discharge before they become delinquent more than 30 days (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable requirements of Law, become a Lien (other than a Customary Permitted Lien) upon any Property of any Group Member, except, in each case, (i) for those whose amount or validity is being contested in good faith by appropriate proceedings diligently conducted and (ii) (x) for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (y) for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Maintenance of Property.

Each Group Member shall maintain and preserve (a) in good working order and condition all of its Property necessary in the conduct of its business (ordinary wear and tear excepted) and (b) all Permits necessary, whether because of its ownership, lease, sublease or other operation or occupation of Property or other conduct of its business, and shall make all necessary filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve such Property or Permits or make such filings and give such notices that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Group Member shall take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case, the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Maintenance of Insurance.

Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Group Members with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such insurance relating to any Property or business of any Group Member to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide prior written notice to the Administrative Agent of any cancellation or non-renewal by the insurer, such notice to be received, (1) in the event the cancellation or non-renewal is for non-payment of premium, on the later of (i) 10 days prior to such cancellation or non-renewal and (2) two Business Days after receipt of notice from the insurer of such cancellation or non-renewal, or (2) in all other cases, 30 days prior to such cancellation or non-renewal by the insurer. Notwithstanding the requirement in clause (a) above, Federal Flood Insurance shall not be required for (x) real property that is not required to be subject to a Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, (y) real property not located in a Special Flood Hazard Area or (z) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program. In the event that a Group Member fails to obtain Flood Insurance as required by this Section 5.08 and the Administrative Agent or any Lender is legally required to obtain such Flood Insurance, the Administrative Agent shall have the right to obtain such Flood Insurance and to charge the Borrower or any Group Member for the cost thereof.

SECTION 5.09 Keeping of Books.

The Group Members shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and all other applicable requirements of Law of all financial transactions and the assets and business of each Group Member.

SECTION 5.10 Access to Books and Property.

Each Group Member shall permit the Administrative Agent, the Lenders and any Related Parties (subject to the confidentiality obligations set forth in Section 9.12) of any of them, as often as reasonably requested (but as long as no Event of Default has then occurred and is continuing such requests shall be limited to one (1) for all such Persons collectively each Fiscal Year), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the Property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member.

SECTION 5.11 Environmental.

Each Group Member shall (a) comply with, and maintain its Real Property in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority), except for failures to comply that could not reasonably be expected to result in a Material Adverse Effect, and (b) implement any Remedial Actions that are necessary to avoid or minimize liability under or to otherwise comply with applicable Environmental Laws, except for failures as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12 Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower solely to purchase Target Shares in connection with the Tender Offer and the Acquisition and to pay related fees and expenses and may be funded no earlier than five (5) Business Days prior to the applicable dates of purchase of the Target Shares. For the avoidance of doubt, the Term Loans shall not be available for working capital or any purpose other than the foregoing.

SECTION 5.13 Additional Collateral and Loan Parties.

Unless not otherwise required to be joined hereunder, each Loan Party shall do each of the following within 30 days after the creation or acquisition of a Subsidiary, unless otherwise agreed by the Administrative Agent:

(a)     deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)     each such Subsidiary of any Loan Party (other than an Excluded Subsidiary) shall Guarantee, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)     each Loan Party (including any Person required to become a Subsidiary Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its Property (other than leasehold interests in real property), including all of its Equity Interests and other Securities, as security for the Secured Obligations of such Loan Party (including any Equity Interests and Securities in any Excluded Subsidiary) to the extent contemplated by the Loan Documents;

provided, that in no event shall (x) any Excluded Subsidiary be required to Guarantee the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge any Equity Interests of any Excluded Subsidiary, other than (i) 100% of the non-voting Equity Interests of a First-Tier Excluded Subsidiary and (ii) Voting Stock of a First-Tier Excluded Subsidiary representing not more than 65% of all outstanding Voting Stock of such First-Tier Excluded Subsidiary, with Equity Interests of such First-Tier Excluded Subsidiary constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) being treated as Voting Stock of such First-Tier Excluded Subsidiary or (z) a security interest be required to be granted on any Property of any Excluded Subsidiary as security for any Obligation. In addition, the Loan Parties shall not be obligated to grant a Lien pursuant to this Agreement or the Security Documents in those assets of the Loan Parties as to which the Administrative Agent shall determine the costs of obtaining a Lien with respect thereto is cost prohibitive in relation to the benefits afforded thereby;

(b)     deliver to the Administrative Agent all certificates, if any, representing all Equity Interests and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)     within 60 days following the date of acquisition by any Loan Party of the fee interest in real property located in the United States with a fair market value either individually or in the aggregate, in excess of $5,000,000, deliver to the Administrative Agent a Mortgage with respect to such real property, together with all Mortgage Supporting Documents relating thereto and, in connection therewith upon the request of the Administrative Agent, and (y) within 45 days of receipt of notice from the Administrative Agent that real property of the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 5.08;

(d)     to take all other actions necessary to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority (subject to Permitted Liens) as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Initial Funding Date, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable requirements of Law or as the Administrative Agent may otherwise reasonably request and the delivery of certificates representing Equity Interests in Foreign Subsidiaries to the extent such Foreign Subsidiaries’ assets, excluding intercompany assets, on a combined basis exceed $5,000,000;

(e)     at the reasonable request of the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in this Section 5.13, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent; and

(f)     take all actions as reasonably requested by the Administrative Agent to ensure the Administrative Agent has a valid, enforceable and perfected Lien against those assets of the Loan Parties located outside the United States; provided that the Loan Parties shall not be obligated to grant a Lien pursuant to this Agreement or the Security Documents in those assets of the Loan Parties as to which the Administrative Agent shall determine the costs of obtaining a Lien with respect thereto is cost prohibitive in relation to the benefits afforded thereby (it being understood that filings, registrations or similar actions with respect to Intellectual Property in jurisdictions outside the United States are deemed to be cost prohibitive).

SECTION 5.14 Deposit Accounts; Securities Accounts. (i) Subject to Section 5.15, all cash owned by each Loan Party shall be held in Controlled Deposit Accounts; provided, that up to $5,000,000 in cash at any time may be held by the Loan Parties in deposit accounts which are not Controlled Deposit Accounts and (ii) all Cash Equivalents owned by a Loan Party shall be held in Controlled Securities Accounts. Notwithstanding the foregoing, each Loan Party may maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary or trust accounts (including for the avoidance of doubt, funds set aside for medical plans and other employee benefit plans).

SECTION 5.15 Post-Closing Undertakings. Within the time periods specified on Schedule 5.15 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide complete the undertakings as are set forth on Schedule 5.15 hereto.

ARTICLE VI

NEGATIVE COVENANTS

Until the Term Commitments have expired or been terminated, all Obligations have been paid in full (other than contingent or indemnification obligations not then asserted or due), the Borrower hereby covenants and agrees, on its own behalf and on behalf of each other Group Member, to the Administrative Agent and the Lenders that:

SECTION 6.01 Indebtedness. No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness, except for the following (in each case other than clause (a) below, so long as no Default or Event of Default then exists or would be caused thereby):

(a)     the Obligations and any Specified Prepayment Debt;

(b)     Indebtedness existing on the date hereof and set forth on Schedule 6.01 and any Permitted Refinancings thereof;

(c)     Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.02(c); provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $5,000,000;

(d)      obligations under other Hedging Agreements entered into for the sole purpose of hedging interest, currency or commodities risk and not for speculative purposes;

(e)     Guarantees by any Group Member with respect to Indebtedness of any Loan Party permitted hereunder (other than Indebtedness permitted hereunder in reliance upon clauses (b) or (i)); provided, that Guarantees in respect of Indebtedness permitted under clause (c) above shall be limited to the cost of the Property so acquired or built or of such repairs or improvements financed;

(f)     (i) Indebtedness of the Group Members arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business to the extent such Indebtedness is extinguished within five (5) Business Days following incurrence, and (ii) contingent indemnification obligations of the Group Members to financial institutions, in each case to the extent incurred in the ordinary course of business and on terms and conditions which are within general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in an amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes; provided that all such Indebtedness referred to in this clause (f) does not exceed an aggregate principal amount of $500,000 at any one time;

(g)     Indebtedness of the Borrower or any Group Member as an account party in respect of trade letters of credit or bank guarantees entered into in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(h)     intercompany Indebtedness of (x) any Loan Party owing to any other Loan Party, (y) any Group Member that is not a Loan Party owing to any other Group Member that is not a Loan Party and (z) any Loan Party to the extent constituting an Investment Made in reliance on Section 6.03; provided, that any such Indebtedness owed by a Loan Party is subordinated on terms satisfactory to the Administrative Agent;

(i)     Indebtedness incurred in the ordinary course of business to any Person providing property, casualty, liability, or other insurance to any Group Member, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j)     Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business, provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers' compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(k)     Indebtedness representing deferred compensation to employees of the Borrower      or any other Group Member incurred in the ordinary course of business;

(l)     Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their Affiliates or (B) obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)     obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Borrower or any other Group Member or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n)     Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business; and

(o)     other Indebtedness in an aggregate principal amount not to exceed at any time $3,000,000.

SECTION 6.02 Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)     Liens created pursuant to any Loan Document;

(b)     Customary Permitted Liens of the Group Members;

(c)     Liens existing on the date hereof and set forth on Schedule 6.02;

(d)     Liens on the Property of any Group Member securing Indebtedness permitted hereunder in reliance upon Section 6.01(c); provided, that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the Property being acquired on the date of acquisition;

(e)     Liens on any Property of any Group Member securing any of the Group Members’ Indebtedness or their other liabilities; provided, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $3,000,000 at any time;

(f)     licenses of Intellectual Property granted by any Group Member in the ordinary course of business; and

(g)     Liens existing on any asset of any Person at the time such Person becomes a Group Member and not created in contemplation of such event; provided, that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Group Member, (ii) such Lien shall not apply to any other Property or assets of the Group Member, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Group Member.

SECTION 6.03 Investments. No Group Member shall make or maintain, directly or indirectly, any Investment, except for the following:

(a)     Investments existing on the date hereof and set forth on Schedule 6.03 and any modification, renewal, reinvestment or extension thereof; provided, that the amount of the original Investment is not increased in connection with any such modification, renewal, reinvestment or extension thereof except as otherwise permitted by this Section 6.03;

(b)     Investments in cash and Cash Equivalents;

(c)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)     (i) Investments by any Group Member in any Loan Party, (ii) Investments by any Group Member that is not a Loan Party in any other Group Member that is not a Loan Party and (iii) (x) Investments in the ordinary course of business and consistent with past practice on the date hereof by Loan Parties in Subsidiaries that are not Loan Parties in the form of payroll or similar advances, including without limitation payments remitted by Loan Parties in consideration for intercompany services rendered by Subsidiaries in accordance with the Group Members’ intercompany policies and practices in effect on the date hereof and (y) other Investments by Loan Parties in Subsidiaries that are not Loan Parties in the aggregate amount for all Investments made pursuant to this clause (d)(iii)(y) not to exceed $5,000,000;

(e)     Investments in Hedging Agreements (including without limitation the Company Call Options, the Counterparty Warrants and the call options embedded in any Convertible Notes);

(f)     the Acquisition;

(g)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable consistent with past practice, security deposits and prepayments arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(h)     promissory notes and other noncash consideration received in connection with Sales permitted by Section 6.04;

(i)     Investments in the ordinary course of business consisting of (i) Article 3 of the Uniform Commercial Code endorsements for collection or deposit or (ii) Article 4 of the Uniform Commercial Code customary trade arrangements with customers, in each case consistent with past practice;

(j)     Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Sale permitted by Section 6.04;

(k)     advances of payroll payments to employees in the ordinary course of business;

(l)     Guarantees by the Borrower or any other Group Member of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(m)     Guarantees permitted under Section 6.01;

(n)     Investments in the ordinary course of business consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons in the ordinary course of business, to so long as such licensing or contribution arrangements do not limit the Administrative Agent’s security interest (if any) in the Intellectual Property so licensed or contributed;

(o)     any Investment consisting of intercompany current liabilities in connection with (i) cash management in the ordinary course of business and (ii) the non-cash, tax and accounting operations of the Borrower and its Subsidiaries; and

(p)     Investments not otherwise permitted under this Section 6.03 not to exceed $3,000,000 in the aggregate at any time outstanding.

SECTION 6.04 Asset Sales.

No Group Member shall Sell any of its Property (other than cash and Cash Equivalents) and no Subsidiary of the Borrower shall issue its own Equity Interests, except for the following:

(a)     in each case to the extent entered into in the ordinary course of business, (i) Sales of inventory, (ii) Sales of equipment or other Property that is or has become surplus, obsolete or worn out machinery or equipment which will be replaced or upgraded with machinery or equipment useful in business and (iii) Sales and licenses (both exclusive and non-exclusive) of Intellectual Property rights in the ordinary course of business;

(b)     any Sale of Property among Loan Parties or among Group Members that are not Loan Parties;

(c)     any issuance of Equity Interests to a Group Member, or in the case of a non-Wholly Owned Subsidiary of the Borrower, to its then-existing holders of such Equity Interests; provided, that such non-Wholly Owned Subsidiary of the Borrower remains a Subsidiary of the Borrower and such issuance constitutes a Permitted Investment;

(d)     to the extent necessary to satisfy any requirement of Law in the jurisdiction of incorporation of any Group Member, any Sale or issuance by such Group Member of its own Equity Interests constituting directors’ qualifying shares or nominal holdings;

(e)     any Restricted Payment by any Group Member permitted pursuant to Section 6.05, any Lien permitted pursuant to Section 6.02 or any Sale and Leaseback Transaction permitted pursuant to Section 6.15;

(f)     Sales of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Sale are promptly applied to the purchase price of such replacement property;

(g)     Sales of Cash Equivalents in connection with cash management activities in the ordinary course of business or to affect a transaction otherwise permitted hereunder;

(h)     Sales or discounts without recourse of accounts receivable in connection with the collection or compromise thereof and not as part of a financing transaction;

(i)     leases, subleases, licenses or sublicenses of property in the ordinary course of business, and transfers of leases, subleases, licenses or sublicenses from one Group Member to another Group Member, in each case which do not materially interfere with the business of the Borrower and the other Group Members;

(j)     transfers of property subject to casualty or condemnation event upon receipt of the cash proceeds of such casualty or condemnation event; and

(k)     Sales in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable judgment and good faith determination of the Borrower or any Group Member, is uneconomical, negligible, obsolete or otherwise not material in the conduct of its business as conducted or as planned to be conducted; and

(l)     other Sales in an aggregate amount not to exceed $5,000,000; provided, that (i) the Net Cash Proceeds of any such Sales are used to prepay the Term Loans in accordance with Section 2.09, (ii) no Default is continuing or would result therefrom, (iii) such Sale is for fair market value and (iv) the consideration received in respect of such Sale is at least 75% payable in cash or Cash Equivalents.

SECTION 6.05 Restricted Payments.

No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except for the following:

(a)     Restricted Payments by any Group Member (other than the Borrower) to any Loan Party or from any Group Member that is not a Loan Party to any Group Member;

(b)     dividends and distributions declared and paid on the Equity Interests of any Group Member payable only in Equity Interests (other than Disqualified Equity Interests) of such Group Member;

(c)     so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make ordinary (but not extraordinary or special) cash dividends to its shareholders approved by the Borrower’s board of directors in accordance with past practice;

(d)     Permitted Tax Distributions;

(e)     the Borrower or any other Group Member may make Restricted Payments, the proceeds of which shall be used to make cash payments in lieu of the issuance of fractional shares upon the exercise of warrants, options, deferred stock units or other securities convertible into or exchangeable for Equity Interests of any such Person in the ordinary course of business;

(f)     noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(g)     the Borrower may use the proceeds of Convertible Notes to purchase the Company Call Options;

(h)     the Borrower may settle any conversion of any Convertible Notes and any exercise, settlement or termination of the Counterparty Warrants, in each case, in common stock of the Borrower, cash or a combination thereof;

(i)     the Borrower may exercise the Company Call Options; and

(j)     so long as no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment, the Borrower may make other Restricted Payments in an amount not to exceed $3,000,000.

SECTION 6.06 Prepayment of Indebtedness.

No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness (other than the Obligations), (y) set apart any Property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, that each Group Member may make regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of any Borrower).

SECTION 6.07 Fundamental Changes.

No Group Member shall (x) merge, consolidate or amalgamate with any Person or (y) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Sell of all or substantially all of its Property or business, except for the following:

(a)     the merger, consolidation or amalgamation of any Group Member into any other Group Member or a sale of all or substantially all of its Property or Business (whether upon liquidation or otherwise) by (x) a Group Member that is not a Loan Party to any other Group Member that is not a Loan Party or (y) a Group Member to a Loan Party; provided, that (i) if the Borrower is a party to such transaction, it shall be the surviving Person, (ii) if a Loan Party is party to such transaction, a Loan Party shall be the surviving Person and (iii) in each case, immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing;

(b)     any Loan Party may change its name, identity or corporate form (including any change from a corporation, partnership, limited liability company or other corporate form into a corporation, partnership, limited liability company or other corporate form), so long as prior to, or substantially contemporaneously with, any such change, any such successor entity takes all necessary steps to maintain its status as a Loan Party and shall comply with Section 5.13 in connection therewith;

(c)     any Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower reasonably determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(d)     any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that, in the case of any change in legal form, a Loan Party will remain a Loan Party); and

(e)     the Acquisition;

provided, that in the case of any merger, consolidation or amalgamation involving any Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or other Property of such Loan Party (including, as applicable, the Borrower) shall have been made and the Loan Party shall comply with Section 5.13 in connection therewith.

SECTION 6.08 Change in Nature of Business. No Group Member shall carry on any business, operations or activities (whether directly, through a joint venture or otherwise) other than Permitted Business Activities.

SECTION 6.09 Transactions with Affiliates.

No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Group Member (including Guarantees with respect to any obligation of any such Affiliate), except for (a) transactions that are, in the reasonable good faith determination of the Borrower, on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with an independent, unrelated third party, (b) reasonable fees, salaries, indemnities and reimbursement of expenses and other reasonable director or employee compensation or benefits (including stock incentive and option plans) to officers and directors of any Group Member as determined in good faith by the board of directors or senior management of such Person, (c) other transactions in existence on the Initial Funding Date and disclosed on Schedule 6.09, (d) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the other Group Members in the reasonable determination of the board of directors or senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (e) any transactions related to the Acquisition and (f) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such other Group Member, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate. For purposes of this Section 6.09, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (a) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower.

SECTION 6.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of any Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell Property to, any other Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any Property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any Property, another Lien to be granted on such Property or any other Property), except, for each of clauses (a) and (b) above, (i) pursuant to the Loan Documents, (ii) limitations on Liens (other than those securing any Obligation) on any Property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Leases or Permitted Refinancings permitted hereunder in reliance upon Section 6.01(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Leases or Permitted Refinancing or Guarantees with respect thereto, (iii) limitations on Liens imposed by customary provisions in any leases, licenses or other agreements restricting the assignment thereof, (iv) limitations on Liens imposed by any agreement relating to Indebtedness incurred by a Group Member prior to the date such Group Member became a Group Member hereunder, and (v) any such agreements, consensual encumbrances or restrictions which (A) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 6.10) are listed on Schedule 6.10 hereto and (y) to the extent set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) above that are contained in such agreement, consensual encumbrance or restriction, (B) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such agreement, consensual encumbrance or restriction was not entered into in contemplation of such Person becoming a Subsidiary, (C) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (D) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01(c) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (E) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (F) restrictions imposed by applicable law, (G) customary restrictions and conditions contained in the document relating to any Lien permitted under Section 6.02(b) or (e), so long as (x) such restrictions or conditions relate only to the specific asset subject to such Lien and (y) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.10, (H) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (I) any encumbrances or restrictions of the type referred to in Section 6.10(a) and 6.10(b) above imposed by any amendments, modifications, restatements, renewals, in-creases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (v)(A) through (H) above.

SECTION 6.11 Modification of Certain Documents. No Group Member shall do any of the following:

(a)      waive, amend or otherwise modify any term of any Organizational Document of, or otherwise change the capital structure of, any Group Member, as applicable, in each case, except for those modifications and waivers that do not materially and adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral;

(b)     waive, amend or otherwise modify any term of any Acquisition Document that would reasonably be expected to be adverse to the interests of the Lenders; or

(c)     waive, amend or otherwise modify any term of any other Indebtedness that is subordinated in full to the Obligations if the effect thereof on such Indebtedness is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision in a manner adverse to any Group Member or any Secured Party, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Indebtedness in a manner adverse to any Group Member or any Secured Party.

SECTION 6.12 Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

SECTION 6.13 Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 6.14 Compliance with ERISA. Except as would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist any ERISA Event.

SECTION 6.15 Sale and Leaseback Transactions. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property with fair market value in excess of $2,500,000 (now owned or hereafter acquired) other than with respect to the real property located at 48720 and 48760 Kato Road in Fremont, California.

SECTION 6.16 Hazardous Materials.

No Group Member shall cause any Release of any Hazardous Material at or from any Real Property that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and affects that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.17 Capital Expenditures. The Group Members shall not make or commit to make Capital Expenditures during the term of this Agreement in excess of $5,000,000.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c)     any representation, warranty or certification made or deemed made by or on behalf of any Group Member in any Loan Document or by or on behalf of any Group Member (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made;

(d)     any Group Member shall fail to comply with (i) any provision of Sections 5.03(a)(i), 5.04, 5.08(b), 5.12 or Article VI, (ii) any provision of Sections 5.01or 5.14 if, in the case of this clause (ii), such failure shall remain unremedied for three (3) or more Business Days or (iii) any other provision of any Loan Document if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders;

(e)     (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise), after the lapse of all applicable grace or cure periods, on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, (ii) any other material event shall occur or material condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition, after the lapse of all applicable grace or cure periods, is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that an Event of Default shall not result under this paragraph (e) solely as a result of (1) any holder of any Convertible Notes converting its Convertible Note of the Borrower into common stock of the Borrower, cash or a combination thereof before the scheduled maturity date thereof in connection with circumstances that do not constitute an event of default under such Convertible Notes or (2) any exercise, settlement or termination of the Counterparty Warrants before the scheduled expiration date thereof in connection with circumstances that do not constitute an event of default pursuant to the terms of the Counterparty Warrants;

(f)     (i) the Group Members, taken as a whole, shall generally not pay their debts as such debts become due, shall admit in writing their inability to pay their debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its Property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(g)     one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,000,000 or (B) otherwise, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h)     except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any material provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto, or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral in excess of $3,000,000 purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document (other than any such failure of perfection or priority which arises solely from the actions or inactions of a Secured Party) or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(i)     there shall occur any Change of Control;

then, and in every such event (other than an event described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)     terminate any unfunded Term Commitments then outstanding, declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or

(ii)     exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and/or applicable Law;

provided, that in case of any event described in clause (f) of this Section, the Term Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall be applied by the Administrative Agent as follows:

(i)     first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under Section 2.13(c)) payable to the Administrative Agent in its capacity as such;

(ii)     second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents (other than as contemplated by clauses (iii) and (iv)), ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)     third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)     fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans;

(v)     fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)     finally, the balance, if any, after all Secured Obligations have been indefeasibly paid in full (other than contingent or indemnification obligations not then asserted or due), to the Borrower or as otherwise required by Law.

ARTICLE VIII

AGENCY

SECTION 8.01 Appointment and Authorization of the Administrative Agent. Each Lender hereby irrevocably appoints Stifel to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02 Rights as a Lender. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)     No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided, that no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

SECTION 8.07 Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders appoint, with (so long as no Default or Event of Default has occurred or is continuing) the consent of the Borrower (not to be unreasonably withheld or delayed) a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Persons have made any representations or warranties to it and that no act by the Agent-Related Persons hereafter take, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished hereunder, the Agent-Related Persons shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of any Agent-Related Person.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Group Member, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.13 and 9.03) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 9.03.

SECTION 8.10 Duties of Other Agents. Without limiting any other provision of this Article, the Administrative Agent in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

SECTION 8.11 Concerning the Collateral and the Security Documents.

(a)     Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Security Documents, (ii) execute and deliver each Security Document and accept delivery of each such agreement delivered by any Group Member, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)     Each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders against any of the following:

(i)     all of the Collateral and all Loan Parties, upon termination of the Term Commitments and payment and satisfaction in full of all Term Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(ii)     any assets that are subject to a Lien permitted by Section 6.02(d); and

(iii)     any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

(c)     Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) subject to Section 9.08 hereof and Section 8.6 of the Guarantee and Collateral Agreement, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee under the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

(d)     Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.11 and Section 8.14 of the Guarantee and Collateral Agreement promptly upon the effectiveness of any such release.

(e)     Each of the Lenders hereby consents to the release of any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a)     Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the applicable party hereto as provided in Schedule 9.01. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided therein.

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II hereof by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided, that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Change of Address, etc. The Borrower and the Administrative Agent may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

(d)     Public Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including the U.S. federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Group Members or their securities for purposes of the U.S. federal or state securities Laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Administrative Agent, the Arranger and other Lenders may have access to such information and (ii) neither the Borrower nor the Administrative Agent nor other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.

(e)     Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

(f)     Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower.

SECTION 9.02 Waivers; Amendments.

(a)     No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.16) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)     Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than Control Agreements or the Fee Letter), and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(i)     extend or increase any Term Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Term Commitment of any Lender);

(ii)     reduce the principal of, rate of interest or fees specified herein on, any Term Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate);

(iii)     postpone any date scheduled for any payment of principal of, or interest on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby; provided, that this clause (iii) shall not apply to any changes to Section 2.09 (other than any postponement of any date of payment thereunder);

(iv)     change Section 2.15(b) or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)     change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(vi)     release all or substantially all of the Collateral or any Subsidiary Guarantor from its Guarantee of the Secured Obligations of the Borrower without the written consent of each Lender; or

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Term Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Term Loans may not be extended, the rate of interest on any of its Term Loans may not be reduced and the principal amount of any of its Term Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

SECTION 9.03 Expenses; Indemnity; Etc.

(a)     Costs and Expenses. The Borrower agrees to pay or reimburse (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Arranger in connection with the syndication of the Term Loans, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, any other documents prepared in connection herewith or therewith, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of outside counsel and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arranger, each Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender) in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect the Term Loans or the Loan Documents, including the reasonable fees, charges and disbursements of counsel.

(b)     Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), reasonable and documented disbursements and out-of-pocket fees and expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (y) any Term Commitment, any Borrowing or the use or proposed use thereof or of the proceeds thereof; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (ii) any actual or alleged presence or Release on or from any Real Property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any other location, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries ((i) and (ii), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person. This Section 9.03(b) shall not apply with respect to (i) Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims or costs arising from any non-Tax claims, demands, actions, judgments or suits or (ii) with respect to any claim that did not arise out of any act or omission of any direct or indirect parent or controlling person of the Borrower or its Subsidiaries, any litigation that is solely among Indemnitees (other than any dispute involving claims against Administrative Agent or the Arranger, in its capacity as such).

(c)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim against any Indemnitee or Loan Party, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any Term Commitment or any Borrowing, the use thereof or of the proceeds thereof or such Indemnitee’s or Loan Party’s respective activities in connection therewith (whether before or after the Initial Funding Date). Notwithstanding the foregoing, nothing in the preceding sentence shall limit the indemnification obligations of the Borrower under Section 9.03(b) with respect to special, indirect, consequential or punitive damages arising in a third party claim against an Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any Platform or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d)     Payments. All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.

SECTION 9.04 Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation recorded in a Participant Register in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) and the Term Loans; provided, that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of an Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in the foregoing subclause (A), the principal outstanding balance of the Term Loans of the assigning Lender, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining where such minimum amount has been met.

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided, that the Administrative Agent shall acknowledge any such assignment); and

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (except as otherwise provided in Section 2.22(b)), together with a processing and recordation fee of $3,500; provided, that (x) such fee shall not be payable if the such assignment is made by any Arranger, (y) the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment and (z) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full ratable share of all Term Loans; provided, that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)     Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts of and stated interest on the Term Loans and other amounts owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Term Commitments, Term Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, (i) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided, that the Borrower shall be deemed to have consented to any such participation unless it shall object thereto by written notice to such Lender and the Administrative Agent within five (5) Business Days after having received notice thereof) unless (x) any Event of Default has occurred and is continuing at the time of the sale of such participation or (y) such participation is to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) with written notice to the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of its Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.06 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent in respect of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or consent described in the first proviso to Section 9.02(b) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.19 (subject to such Participant agreeing for the benefit of the Loan Parties to be bound by the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that (x) such Participant agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section and (y) a Participant shall not be entitled to receive any greater payments under Sections 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of such participation is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.16 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Commitments, Borrowing or other obligations under any Loan Document) except (i) to the Borrower within three (3) Business Days following delivery of a written request to such Lender and (ii) the extent that such disclosure is necessary to establish that any such Term Commitment, Borrowing or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of any Borrowing hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent or indemnification obligations not then asserted or due) and so long as the Term Commitments have not expired or been terminated. The provisions of Sections 2.16, 2.18, 2.19, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations and the Term Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution

(a)     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent, the Arranger and the Lenders (or any of them), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a)     Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)     Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices), or (ii) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Borrower), to any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section or other confidentiality agreement with any Lender, Agent or Arranger, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Group Member relating to any Group Member or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, that in the case of information received from the Borrower or any of its Subsidiaries after the Initial Funding Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent and each Lender agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), prior to any disclosure under clause (b) or (c) above to (A) any Governmental Authority that does not have supervisory, regulatory or other similar authority with respect to such Agent or such Lender and that is seeking such disclosure solely in connection with an investigation, action, suit or other proceeding that does not otherwise involve such Agent or such Lender or (B) any other Person that is not a Governmental Authority, to use reasonable efforts to notify the Borrower of any request for the disclosure of any such confidential information so as to provide the Borrower with a reasonable opportunity to obtain a protective order or other comparable relief; provided, that no such notification will be required if such Agent or Lender (or their respective counsel) reasonably determines that such notification may be prohibited by applicable Law or court order.

SECTION 9.13 PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Law, the rate of interest payable in respect of such Term Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

SECTION 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Group Members and the Administrative Agent, the Arranger, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17 Target Shares Pledge Agreement. The parties hereto agree to exchange signature pages to the Target Shares Pledge Agreement on the date hereof in escrow and agree and acknowledge that such signature pages shall be automatically released from escrow upon removal of the Target Shares from the Taiwan Depository & Cleaning Corporation’s book-entry system following the de-listing of the Target Shares from the Taiwan Stock Exchange.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER EXAR CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDERS STIFEL FINANCIAL CORP.,
as Lender and as Administrative Agent

By:
Name:
Title:

STIFEL BANK & TRUST,
as Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 2.01

Term Commitments

Name of Lender	Term Commitment
Stifel Financial Corp.	$60,000,000
Stifel Bank & Trust	$30,000,000
TOTAL	$90,000,000

GUARANTEE AND COLLATERAL AGREEMENT

made by

EACH OF THE GRANTORS PARTY HERETO

in favor of

STIFEL FINANCIAL CORP.,
as Administrative Agent

Dated as of May 27, 2014

Page

SECTION 1.	DEFINED TERMS	1

1.1	Definitions	1
1.2	Other Definitional Provisions	2

SECTION 2.	GUARANTEE	3

2.1	Guarantee	3
2.2	Right of Contribution	3
2.3	No Subrogation	3
2.4	Amendments, etc. with respect to the Secured Obligations	4
2.5	Guarantee Absolute and Unconditional	4
2.6	Reinstatement	5
2.7	Payments	5
2.8	Information	5

SECTION 3.	GRANT OF SECURITY INTEREST	5

3.1	Grant of Security Interests	5

SECTION 4.	REPRESENTATIONS AND WARRANTIES	7

4.1	Representations in Credit Agreement	7
4.2	Title; No Other Liens	7
4.3	Names; Jurisdiction of Organization; Chief Executive Office	7
4.4	Pledged Securities	8
4.5	Pledged Notes	8
4.6	Intellectual Property	8
4.7	Commercial Tort Claims	8
4.8	Accounts	8
4.9	Status of Security Interest	8

SECTION 5.	COVENANTS	8

5.1	Covenants in Credit Agreement	8
5.2	Investment Property	9
5.3	Commercial Tort Claims	9
5.4	Maintenance of Perfected Security Interest; Defense of Claims	9
5.5	Intellectual Property	10

SECTION 6.	REMEDIAL PROVISIONS	11

6.1	Certain Matters Relating to Receivables	11
6.2	Communications with Grantors; Grantors Remain Liable	11
6.3	Pledged Securities	12
6.4	Intellectual Property	13
6.5	Proceeds to be Turned Over To Administrative Agent	13
6.6	Application of Proceeds	14
6.7	Code and Other Remedies	14
6.8	Private Sales	15

i

(con't)

Page

6.9	Deficiency	15

SECTION 7.	THE ADMINISTRATIVE AGENT	15

7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	15
7.2	Duty of Administrative Agent	16
7.3	Financing Statements	17
7.4	Authority of Administrative Agent	17

SECTION 8.	MISCELLANEOUS	17

8.1	Amendments in Writing	17
8.2	Notices	17
8.3	No Waiver by Course of Conduct; Cumulative Remedies	17
8.4	Enforcement Expenses; Indemnification	18
8.5	Successors and Assigns	18
8.6	Set-Off	18
8.7	Counterparts	18
8.8	Severability	18
8.9	Section Headings	18
8.10	Integration	18
8.11	Governing Law; Jurisdiction; Etc	19
8.12	Acknowledgements	19
8.13	Additional Grantors	19
8.14	Releases	20
8.15	WAIVER OF JURY TRIAL	20

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3(a)	Legal Name, Jurisdictions of Organization, Organizational Identification Number and Trade Names
Schedule 3(b)	Changes in Corporate Identity and Other Names
Schedule 4(a)	Intellectual Property
Schedule 4(b)	License Arrangements and Agreements
Schedule 5	Commercial Tort Claims
Schedule 6	Accounts

ANNEXES
Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent

ii

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 27, 2014, made by each of the signatories hereto, in favor of STIFEL FINANCIAL CORP., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties, including the several banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated the date hereof (as amended, restated, supplemented waived and/or otherwise modified from time to time, the “Credit Agreement”), by and among EXAR CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and Stifel Financial Corp., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Term Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the Term Loans under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the Term Loans under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Term Loans to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Term Loans to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.     DEFINED TERMS

1.1     Definitions.

(a)     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the UCC: Accounts, As Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Proceeds, Securities Accounts and Supporting Obligations.

(b)     The following terms shall have the following meanings:

“Administrative Agent”: has the meaning set forth in the preamble.

“Borrower”: has the meaning set forth in the preamble.

“Collateral”: has the meaning set forth in Section 3.1.

“Credit Agreement”: has the meaning set forth in the preamble.

“Deposit Account”: all deposit accounts as defined in the UCC of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Accounts”: all Deposit Accounts and Securities Accounts not required to be subject to Controlled Deposit Accounts or Controlled Securities Accounts (as applicable) pursuant to Section 5.14 of the Credit Agreement.

“Excluded Equity Interests”: means (a) any Equity Interest in any Excluded Subsidiary, other than (i) 100% of the non-Voting Stock of a First-Tier Excluded Subsidiary and (ii) Voting Stock of a First-Tier Excluded Subsidiary representing 35% of the total voting power of all outstanding Voting Stock of such First-Tier Excluded Subsidiary and (b) prior to the removal of the Target Shares from the Taiwan Depository & Cleaning Corporation’s book-entry system, the Target Shares (it being understood that upon such removal the Target Shares shall automatically cease to be an “Excluded Equity Interest”).

“Excluded Property”: means (i) any leasehold interest in real property, (ii) any Vehicles, (iii) any property to the extent that such grant of a security interest (A) is prohibited by any Requirements of Law of a Governmental Authority, (B) requires a consent not obtained of any Governmental Authority pursuant to such requirement of Law or (C) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to or otherwise related to such property or, in the case of any Investment Property, any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (provided that, the foregoing exclusions of this clause (iii) shall in no way be construed (A) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, (B) to limit, impair, or otherwise affect the Administrative Agent’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or license agreement, or (C) apply to the extent that any consent or waiver has been obtained that would permit the security interest notwithstanding the prohibition), (iv) any Collateral that constitutes Equipment subject to a certificate of title statute, Farm Products, Accessions and As Extracted Collateral, (v) Letter-of-Credit Rights with a value of less than $250,000 individually, (vi) Commercial Tort Claims with a value of less than $250,000 individually, (vii) any Equity Interests of a Person that is not a Subsidiary of a Grantor, (viii) any Excluded Accounts, (ix) with respect to any United States Collateral, any “intent-to-use” Trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the ability to obtain a registration from such “intent-to-use” Trademark application, or the validity or enforceability of any registration that issues from such “intent-to-use” Trademark application under applicable federal law, (x) any Excluded Equity Interests, (xi) assets or property owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien securing a purchase money obligation or Capitalized Lease obligation permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease obligation) validly prohibits the creation of any other Lien on such assets after giving effect to the applicable anti-assignment provisions of the UCC or (xii) any assets or property to the extent that the Administrative Agent shall reasonably determine that the costs of obtaining a security interest (including any mortgage, stamp, intangibles or other similar tax, title insurance or similar items) would be excessive in relation to the value of the security to be afforded thereby.

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“Grantors”: the collective reference to each signatory hereto (other than the Administrative Agent) together with any other entity that may become a party hereto as provided herein.

“Guarantors”: the collective reference to each signatory hereto (other than the Borrower and the Administrative Agent) together with any other entity that may become a party hereto as provided herein.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any Excluded Equity Interests) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to each issuer of a Pledged Security.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the collective reference to (i) the shares of equity interests listed on Schedule 2, (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the equity interests of any Subsidiary that may be issued or granted to, or held by, any Grantor while this Agreement is in effect and that are required to become Collateral pursuant to Section 3.1; provided that in no event shall “Pledged Stock” include any Excluded Equity Interests.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Act”: the Securities Act of 1933, as amended.

“Taiwanese Documents”: (i) the Tri-Party Agreement (Stock Agent), dated as of the date hereof, among Image Sub Limited, the Administrative Agent and Yuanta Securities Co., Ltd., (ii) the Tri-Party Agreement (Custodian), dated as of the date hereof, among Image Sub Limited, the Administrative Agent and Yuanta Commercial Bank Co., Ltd. and (iii) the Tri-Party Agreement (Broker), dated as of the date hereof, among Image Sub Limited, the Administrative Agent and Yuanta Securities Co., Ltd.

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“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.2      Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.     GUARANTEE

2.1     Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor for the Secured Obligations shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations (including all obligations of each Guarantor under the guarantee contained in this Section 2) shall have been satisfied by payment in full (other than contingent or indemnification obligations not then asserted or due) and the Term Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Secured Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations shall have been paid in full (other than contingent or indemnification obligations not then asserted or due) and the Term Commitments shall have been terminated.

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2.2     Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3     No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Borrower on account of the Secured Obligations shall have been paid in full (other than contingent or indemnification obligations not then asserted or due) and the Term Commitments shall have been terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4     Amendments, etc. with respect to the Secured Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be, amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may reasonably deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5     Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2, to the fullest extent permitted by applicable law, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Secured Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6     Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7     Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent in accordance with Section 2.15 of the Credit Agreement.

2.8     Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the financial condition and assets of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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SECTION 3.     GRANT OF SECURITY INTEREST

3.1     Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property (other than Excluded Property) now owned or at any time hereafter acquired or created by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods not covered by the other clauses of this Section 3;

(i) all Instruments, including the Pledged Notes;

(j) all Pledged Stock;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property;

(n) all Letter-of-Credit Rights;

(o) all Commercial Tort Claims described on Schedule 5 and on any supplement thereto received by the Administrative Agent;

(p) all other tangible and intangible personal property not otherwise described above;

(q) all books and records pertaining to the Collateral; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, “Collateral” shall not include any Excluded Property.

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SECTION 4.     REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective Term Loans to the Borrower, each Guarantor and each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party and, with respect to Section 4.1, each Lender and, with respect to Sections 4.2 through 4.8, each other Secured Party, that:

4.1     Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article III of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2     Title; No Other Liens. Except as otherwise permitted under Section 6.02 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral free and clear of any and all Liens. Except as otherwise permitted under Section 6.02 of the Credit Agreement, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements that have been filed without the consent of the Grantor. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its ordinary course of business, grant licenses to third parties to use Intellectual Property owned, licensed or developed by a Grantor, such licenses to be on fair market value terms. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent and each other Secured Party understands that any such license may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto; provided, in each case, that such licenses are granted in the ordinary course of business or are otherwise not prohibited by the Credit Agreement.

4.3     Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization, identification number from the jurisdiction of organization (if any) and trade names currently used (regardless of registration) are specified on Schedule 3(a). No Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years, except as specified on Schedule 3(b);

4.4     Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Voting Stock of each Issuer owned by such Grantor or (x) in the case of the Voting Stock of any First-Tier Excluded Subsidiary, 65% of the outstanding Voting Stock and (y) in the case of shares the non-voting Equity Interests of a First-Tier Excluded Subsidiary, 100% of such issued and outstanding shares of each such First-Tier Excluded Subsidiary.

4.5     Pledged Notes. Schedule 2 sets forth a complete and correct list of all promissory notes (other than any held in a Securities Account listed on Schedule 6) with a value of $250,000 or more individually held by any Grantor on the date hereof.

4.6     Intellectual Property.

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(a) Schedule 4(a) lists all United States registered or applied for Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) Schedule 4(b) sets forth all material IP Licenses under which a Grantor is an exclusive licensee or licensor on the date hereof.

4.7     Commercial Tort Claims. To the knowledge of such Grantor, the only Commercial Tort Claims of any Grantor existing on the date hereof with a value in excess of $250,000 (regardless of whether the defendant or other material facts can be determined and regardless of whether such Commercial Tort Claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on Schedule 5, which sets forth such information separately for each Grantor in a manner that reasonably identifies each such Commercial Tort Claim.

4.8     Accounts. Schedule 6 sets forth a complete and correct list of all Deposit Accounts and Securities Accounts of any Grantor on the date hereof. Each Control Agreement is effective to establish the Administrative Agent’s “control” (for purposes of the UCC) of the Collateral subject thereto.

4.9     Status of Security Interest. Upon the filing of financing statements naming each Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 3 hereof, the security interest of the Administrative Agent in all Collateral that can be perfected by the filing of a financing statement under the UCC as in effect in any jurisdiction will constitute a valid, perfected, first priority Lien subject in the case of priority only, to any Permitted Liens. To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks, Copyrights and exclusive IP Licenses in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Administrative Agent hereunder shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens).

SECTION 5.     COVENANTS

Each Guarantor and each Grantor hereby agrees that, so long as the Term Commitments remain in effect, or any Term Loan or other amount is owing to any Lender or any Agent under the Credit Agreement (other than contingent or indemnification obligations not then asserted or due):

5.1     Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2     Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it. For each Issuer which is a Subsidiary of a Grantor, such Grantor agrees to cause such Issuer to execute an Acknowledgement and Consent in the form attached hereto as Annex II.

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(b) To the extent any Pledged Stock is a “Security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated and each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “Security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “Security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

(c) To the extent that any Pledged Security is a Certificated Security or an Instrument or is an Uncertificated Security that becomes a Certificated Security or Instrument, the applicable Grantor shall promptly deliver such certificates or Instruments evidencing such Pledged Securities to the Administrative Agent together with stock powers or endorsements thereof reasonably satisfactory to the Administrative Agent.

5.3     Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire or become the beneficiary of a Commercial Tort Claim (regardless of whether the defendant or other material facts can be determined and regardless of whether such Commercial Tort Claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) having a value in excess of $250,000, such Grantor shall promptly provide the Administrative Agent with an amended Schedule 5 hereto describing the details thereof in a manner that reasonably identifies such Commercial Tort Claim and which is otherwise reasonably satisfactory to the Administrative Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claim, and agrees to do such other acts or things reasonably deemed necessary or desirable by the Administrative Agent to provide a perfected security interest in any such Commercial Tort Claim. Any supplement to Schedule 5 delivered pursuant to this Section 5.3 shall, after the receipt thereof by the Administrative Agent, become part of Schedule 5 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

5.4     Maintenance of Perfected Security Interest; Defense of Claims. Each Grantor agrees to promptly notify the Administrative Agent of any change (i) in its legal name, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the “location” (as determined in accordance with Section 9-307 of the UCC) of any Grantor or (v) in the organizational identification number of any Grantor. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or other applicable Law that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected (to the extent perfection of the security interest in such property is required by the terms hereof), security interest (subject only to Liens permitted under the Credit Agreement and having priority by operation of applicable Law) in the Collateral for its benefit and the benefit of the other Secured Parties.

5.5     Intellectual Property. Each Grantor agrees that:

(a)     it shall not do any act or omit to do any act whereby any of the Intellectual Property owned by such Grantor which is material to the business of such Grantor or which is of material value may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

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(b)     it shall, (i) within thirty (30) days of Grantor filing or any of its agents, employees, designees or licensees, filing in the name of or for the benefit of Grantor, an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any foreign counterpart, or (ii) within thirty (30) days of such Grantor receiving, as owner or exclusive licensee, a Copyright registration with the United States Copyright Office or any foreign counterpart, notify the Administrative Agent, and upon request of the Administrative Agent, promptly execute and deliver documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Collateral;

(c)     it shall promptly notify the Administrative Agent if it knows that any item of Intellectual Property owned by such Grantor may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterparty of the foregoing, or any court or (iv) be the subject of any reversion or termination rights, in each case, other than the normal expiration of the terms of such items and if the relevant events described in this Section 5.5(c) would reasonably be expected to have a Material Adverse Effect;

(d)     it shall take commercially reasonable steps in the United States Patent and Trademark Office or the United States Copyright Office to pursue any filed application and maintain any issued registration of Trademarks, Patents, and Copyrights owned by or exclusively licensed to any Grantor which is now or shall become included in the Intellectual Property;

(e)     it shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that such Grantor knows or should reasonably know would in any way materially impair or prevent the creation of a security interest in any property included within the definitions of any Intellectual Property acquired under such contracts;

(f)     in the event that any Grantor becomes aware that any Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall take commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property, including, but not limited to, the initiation of a suit for injunctive relief and to recover damages if such Grantor determines that such suit would be desirable in its reasonable business judgment;

(g)     it shall take commercially reasonable steps to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and consultants and restricting access to secret information and documents;

(h)     it shall use any required statutory notice in connection with its use of any of the Intellectual Property; and

(i)     it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of Intellectual Property or any portion thereof. In connection with such collections, each Grantor may take (and, at the Administrative Agent’s reasonable direction, shall take) such action as such Grantor or the Administrative Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby and (ii) in no event shall any Grantor be required to take any action outside of the United States to perfect Liens in favor of the Administrative Agent or any other Secured Party against Intellectual Property.

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SECTION 6.     REMEDIAL PROVISIONS

6.1     Certain Matters Relating to Receivables.

(a) At any time during the continuance of an Event of Default, upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Administrative Agent and the other Secured Parties only as provided in Section 6.6 and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by information identifying the nature and source of the payments included in the deposit in a form reasonably acceptable to the Administrative Agent.

(c) If an Event of Default has occurred and is continuing and at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.

6.2     Communications with Grantors; Grantors Remain Liable.

(a) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that such Receivables have been assigned to the Administrative Agent for the ratable benefit of the Administrative Agent and the other Secured Parties and that payments in respect of such Receivables shall be made directly to the Administrative Agent.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables (or any agreements giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3     Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities.

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(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice to the relevant Grantor or Grantors of its intent to exercise such rights, (i) unless otherwise provided in the Credit Agreement, the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities of such Grantor or Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.6 and (ii) any or all of the Pledged Securities of such Grantor or Grantors shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Administrative Agent has given notice of its intent to exercise as set forth above.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

(d) After all Events of Default have been cured or waived in accordance with the provisions of the Credit Agreement, and so long as the Secured Obligations shall not have been accelerated, (i) each Grantor shall have the right to exercise the voting, corporate and other rights pertaining to such Pledged Securities that it would have otherwise been entitled to and receive all cash dividends, payments, or other Proceeds paid in respect of the Pledged Securities which it would be authorized to receive and retain, in each case, pursuant to Section 6.3(a), and, to the extent necessary, the Administrative Agent shall deliver a proxy in favor of such Grantor evidencing the same and (ii) to the extent that the Administrative Agent has exercised its rights under Section 6.3(b)(ii), the Administrative Agent shall, promptly after the written request of the applicable Grantor, cause such Pledged Securities to be registered in the name of such Grantor to the extent such Grantor or its nominees holds an interest in such Collateral at such time.

6.4     Intellectual Property.

(i)     Without limiting any rights of the Administrative Agent under the Loan Documents, for the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 6, solely during such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and at no other time or for no other purpose, each Grantor hereby grants to the Administrative Agent, to the extent permitted by law, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) under the Intellectual Property now owned or hereafter acquired or created by such Grantor, wherever the same may be located; provided, however, that nothing in this Section 6.4 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

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(ii)     Notwithstanding anything contained herein to the contrary, but subject to the Administrative Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property to the extent not prohibited by the Credit Agreement. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of any Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Obligations (other than contingent or indemnification obligations not then asserted or due) or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall terminate and become null and void. Notwithstanding the foregoing, the exercise of rights and remedies under Section 6 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

(iii)     If at any time the Trademarks within the Collateral contain any “intent-to-use” applications, the Administrative Agent shall refrain from exercising any of its rights under Section 6, solely to the extent such exercise would impair the ability to obtain a registration from such “intent-to-use” Trademark application, or the validity or enforceability of any registration that issues from any such applications or cause a Grantor to abandon any such applications.

6.5     Proceeds to be Turned Over To Administrative Agent. If an Event of Default shall have occurred and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.

6.6     Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or otherwise reasonably relating to the Collateral or the rights of the Administrative Agent and any other Secured Party hereunder, in payment of the Secured Obligations, and shall make any such application in accordance with Section 7.02 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any requirement of Law, need the Administrative Agent account for the surplus, if any, to any Grantor.

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6.7     Code and Other Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of itself and the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise provided in the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, if an Event of Default shall have occurred and be continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable out-of-pocket costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.8     Private Sales. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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6.9     Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency.

6.10     Taiwanese Documents. Unless an Event of Default has occurred and is continuing, the Administrative Agent agrees to follow each Grantor’s direction (provided that any such direction is reasonably necessary to consummate the Tender Offer and the Merger) with respect to issuing instructions under each of the Taiwanese Documents.

SECTION 7.     THE ADMINISTRATIVE AGENT

7.1     Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following after written notice by the Administrative Agent of its intent to do so (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i)      in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)     in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence and/or perfect the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or provide any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

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(v)     (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2)  ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3)  sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4)  commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5)  defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within five Business Days of receiving such notice (or if the Administrative Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Secured Parties hereunder could result prior to the end of such five-Business Day period), then the Administrative Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2     Duty of Administrative Agent. To the extent permitted by law, the Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. Subject to the first sentence of this Section 7.2, the Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

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7.3     Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent (for the benefit of the Secured Parties) under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or any similar phrase in any such financing statements.

7.4     Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.     MISCELLANEOUS

8.1     Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.02 of the Credit Agreement.

8.2     Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3     No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1 above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4     Enforcement Expenses; Indemnification. Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.03 (taking into account the limitations set forth therein) of the Credit Agreement. The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

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8.5      Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (it being understood that Sales and fundamental changes permitted under the Credit Agreement shall not be subject to this proviso).

8.6      Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent, each Lender and each of their respective Affiliates at any time and from time to time, in each case, while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of such Grantor. Each of the Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off made by it or its respective Affiliates and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.7      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9      Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11    Governing Law; Jurisdiction; Etc.

(a)      Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

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(b)     Jurisdiction. Each Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 8.11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

8.12     Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the other Secured Parties or among the Grantors and the Administrative Agent and the other Secured Parties.

8.13     Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.13 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.14     Releases.

(a) At such time as the Term Loans and the other Obligations (other than contingent or indemnification obligations not then asserted or due) shall have been paid in full and the Term Commitments shall have been terminated or expired, the Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall assign, transfer and deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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(b) If any of the Collateral shall be sold, transferred or otherwise Sold by any Grantor in a transaction permitted by the Credit Agreement, then (i) the security interest in any such Collateral shall be automatically released to the extent that such Sale does not (x) pertain to Voting Stock of the Borrower or any Guarantor or other Collateral in the possession of the Administrative Agent or (y) involve the filing of amendments to or termination of any financing statement or mortgage in favor of the Administrative Agent on behalf of the Secured Parties and (ii) the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Voting Stock of such Guarantor shall be sold, transferred or otherwise Sold in a transaction permitted by the Credit Agreement and the Administrative Agent will assign, transfer and deliver to the Borrower Agent such of the applicable Collateral concerning such Voting Stock as may then be in possession of the Administrative Agent.

8.15      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

EXAR CORPORATION

By:
Name:
Title:

IMAGE SUB LIMITED

By:
Name:
Title:

MICRO POWER SYSTEMS, INC.

By:
Name:
Title:

SIPEX CORPORATION

By:
Name:
Title:

HIFN INC.

By:
Name:
Title:

STRETCH, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

CADEKA MICROCIRCUITS, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

STIFEL FINANCIAL CORP., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Notice Address

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Lender	Borrower	Amount ($)	Maturity Date

Schedule 3(a)

LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION, ORGANIZATIONAL IDENTIFICATION NUMBER, TRADE NAMES

Legal Name	Jurisdiction of Organization	Organizational Identification Number	Current Trade Names

Schedule 3(b)

CHANGES IN CORPORATE IDENTITY AND OTHER NAMES

Grantor	Other Legal Name or Predecessor Entity	Action	Date of Action	State of Formation	All Other Names Used During Past Five Years

Schedule 4(a)

INTELLECTUAL PROPERTY

Trademarks:

Country	Trademark	Application No.	Status	Registration No.	Registration Date	Owner Information

Copyrights:

Title	Reg. No.	Owner information

Patents:

Country	Title	Status	Application #	Filing date	Patent #	Issue date

Schedule 4(b)

LICENSE ARRANGEMENTS AND AGREEMENTS

Schedule 5

COMMERCIAL TORT CLAIMS

Schedule 6

ACCOUNTS

Deposit Accounts

Bank Name	Address	Account Number

Securities Accounts

Financial Institution Name	Address	Account Number

Annex I to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of __________ __, 201__, made by ______________________________ (the “Additional Grantor”), in favor of Stifel Financial Corp. (“Stifel”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Secured Parties”) from time to time parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meanings ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Exar Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and the Administrative Agent have entered into that certain Credit Agreement, dated as of May 27, 2014 (as amended, restated, supplemented waived and/or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of May 27, 2014 (as amended, restated, supplemented, waived and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.     Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.13 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable, that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

2.     GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Annex I to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4(a)

Supplement to Schedule 4(b)

Supplement to Schedule 5

Supplement to Schedule 6

Annex II to
Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of May [●], 2014 (the “Agreement”), made by the Grantors parties thereto for the benefit of Stifel Financial Corp., as Administrative Agent for the Secured Parties. The undersigned agrees for the benefit of the Administrative Agent and the other Secured Parties as follows:

1.	The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.	The terms of Sections 6.3(c) and 6.8 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax: